UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
☑	Filed by the Registrant

☐	Filed by a Party other than the Registrant
Check the appropriate box:
☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-12
Stillwater Mining Company

(Name of Registrant as Specified In Its Charter)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
1.	Title of each class of securities to which transaction applies:

2.	Aggregate number of securities to which transaction applies:

3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4.	Proposed maximum aggregate value of transaction:

5.	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1.	Amount Previously Paid:

2.	Form, Schedule or Registration Statement No.:

3.	Filing Party:

4.	Date Filed:

As filed with the Commission on April 8, 2008

Stillwater Mining Company
1321 Discovery Drive
Billings, Montana 59102

April 7, 2008

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Stillwater Mining Company to be held on May 8, 2008, at 1:30 p.m. (Mountain Daylight Time) at The Education Center of Zoo Montana, 2100 South Shiloh Road, Billings, Montana 59106. At this meeting, we will ask you to consider and vote upon the election of the Company’s directors, and the ratification of the Company’s independent auditors, KPMG LLP.

Norimet Limited, a wholly-owned subsidiary of MMC Norilsk Nickel, owns approximately 53.7% of the outstanding shares and thus has the requisite number of votes to approve all proposals presented at the meeting. Norimet has advised the Company that it intends to vote for all of these proposals, and it is thus expected that these proposals will be approved at the meeting. Nevertheless, your vote is important and appreciated. Whether or not you plan to attend the annual meeting, we recommend that you complete, sign, date and return the enclosed proxy card to ensure that your shares are represented at the annual meeting. The enclosed proxy statement provides you with detailed information about the proposals submitted for your consideration. We urge you to read it carefully.

On behalf of your Board of Directors, I thank you for your support and appreciate your consideration.

Very truly yours,

Francis R. McAllister
Chairman and Chief Executive Officer

Stillwater Mining Company
1321 Discovery Drive
Billings, Montana 59102

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 8, 2008

To Our Stockholders:

On May 8, 2008, Stillwater Mining Company (the “Company”) will hold its Annual Meeting of Stockholders at 1:30 p.m. (Mountain Daylight Time) at The Education Center of Zoo Montana, 2100 South Shiloh Road, Billings, Montana 59106.

Only stockholders who owned stock at the close of business on March 31, 2008, may vote at this meeting or any adjournments that may take place. A list of stockholders eligible to vote at the meeting will be available for inspection at the meeting and for a period of ten days prior to the meeting, during regular business hours at the Company’s principal executive offices, located at 1321 Discovery Drive, Billings, Montana 59102. The meeting is being held:

1. To elect eight directors to the Company’s Board of Directors.

2. To ratify the appointment of KPMG LLP as the Company’s independent registered accounting firm for 2008.

3. To attend to other business properly presented at the meeting or any postponements or adjournments thereof.

YOUR BOARD RECOMMENDS THAT YOU VOTE IN FAVOR OF THE PROPOSALS PRESENTED IN THIS PROXY STATEMENT.

This Notice of Annual Meeting and the accompanying proxy statement and proxy card are first being sent to stockholders of the Company on or about April 11, 2008.

By Order of the Board of Directors,

John R. Stark
Corporate Secretary

i

Stillwater Mining Company
1321 Discovery Drive
Billings, Montana 59102

PROXY STATEMENT ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 8, 2008

This Proxy Statement is being furnished to the stockholders of Stillwater Mining Company (the “Company”) in connection with the solicitation by the Company’s Board of Directors (the “Board”) of proxies to be voted at the Annual Meeting of Stockholders of the Company and any postponements or adjournments thereof. The meeting will be held on May 8, 2008, at 1:30 p.m. (Mountain Daylight Time) at The Education Center of Zoo Montana, 2100 South Shiloh Road, Billings, Montana 59106. The Company’s principal executive offices are located at 1321 Discovery Drive, Billings, Montana 59102.

These proxy solicitation materials were first mailed on or about April 11, 2008, to all stockholders entitled to vote at the meeting. The meeting is being held:

1. To elect eight directors to the Company’s Board.

2. To ratify the appointment of KPMG LLP as the Company’s independent registered accounting firm for 2008.

3. To attend to other business properly presented at the meeting or any postponements or adjournments thereof.

GENERAL INFORMATION

Solicitation

The enclosed proxy is being solicited by the Board on behalf of the Company. The cost of this solicitation will be borne by the Company. In addition to solicitation by mail, the officers, directors and employees of the Company may solicit proxies by telephone, telegraph, electronic means or in person. The Company may also request banks and brokers to solicit their customers who have a beneficial interest in the Common Stock of the Company (the “Common Stock”) registered in the names of nominees. The Company will reimburse such banks and brokers for their reasonable out-of-pocket expenses.

Voting Rights

Holders of shares of Common Stock at the close of business on March 31, 2008 (the “Record Date”) are entitled to notice of and to vote at the meeting. On the Record Date, 92,743,742 shares of Common Stock were issued, outstanding and entitled to vote. The holders of at least 50% of the shares of Common Stock issued, outstanding and entitled to vote at the meeting, present in person or by proxy, constitutes a quorum. Since Norimet Limited (“Norimet”), a wholly-owned subsidiary of MMC Norilsk Nickel (“Norilsk Nickel”), owned approximately 53.7% of the outstanding Common Stock as of the Record Date, Norimet’s presence is required for a quorum. Norimet has advised the Company that it intends to be present at the meeting and to vote its shares in favor of all proposals presented.

Each share of Common Stock outstanding on the Record Date is entitled to one vote.

Voting

The vote of the holders of (i) a plurality of the shares present in person or represented by proxy is required to approve Proposal 1, regarding the election of directors, and (ii) a majority of the shares present in person or represented by proxy is required to approve Proposal 2, regarding the ratification of the selection of KPMG as the Company’s independent registered accounting firm. If a stockholder abstains from voting on any matter, the Company intends to count such stockholder as present for purposes of determining whether a quorum is present at the meeting for the transaction of business. Unless contrary instructions are indicated on a proxy, the shares of Common Stock represented by such proxy will be voted FOR the election as directors of the nominees named in this proxy statement and FOR ratification of the selection of KPMG as the Company’s independent registered accounting firm. Additionally, the Company intends to count broker “non-votes” as present for purposes of determining the presence or absence of a quorum for the transaction of business. A non-vote occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner. Abstentions and non-votes will not be counted as votes cast for or against items submitted for a vote of stockholders.

As of the Record Date, Norimet owned 49,813,222 shares of Common Stock, or approximately 53.7% of the Company’s outstanding shares. Norimet has advised the Company that it intends to vote FOR Proposals 1-2. Norimet has the requisite number of votes to approve all of these proposals. Thus, it is expected that all Proposals will be approved at the meeting.

Neither management nor the Board knows of any other matters to be brought before the meeting. If other matters are presented properly to the stockholders for action at the meeting and or postponements or adjournments thereof, then the proxy holders named in the proxy intend to vote in their discretion on all matters on which the shares of Common Stock represented by such proxy are entitled to vote.

Revocability of Proxies

Any proxy may be revoked at any time before it is voted by (i) written notice to the Company’s corporate secretary, (ii) receipt of a proxy properly signed and dated subsequent to an earlier proxy or (iii) by request in person at the meeting. If not revoked, the shares of Common Stock represented by a proxy will be voted according to the proxy.

Controlled Company Status

Since Norimet owns more than 50% of the outstanding Common Stock, the Company is a “controlled company,” as defined in Section 303A.00 of the New York Stock Exchange (the “NYSE”) listing rules. As a controlled company, the Company is not required to comply (and currently does not comply) with the requirement of the NYSE to have a majority of independent directors. The Company currently relies on this exemption because Norimet has not exercised its right to appoint an additional independent director under the Stockholders Agreement, as described under the caption “PROPOSAL 1: ELECTION OF DIRECTORS.”

PROPOSAL 1:

ELECTION OF DIRECTORS

The Stockholders Agreement among the Company, Norilsk Nickel and Norimet, dated as of June 23, 2003, as amended (the “Stockholders Agreement”), establishes certain governance principles for the Company, including provisions regarding the composition of the Board. The Stockholders Agreement provides that the Board shall have nine directors, comprised of: (i) the Company’s Chief Executive Officer; (ii) certain Norimet Directors (as defined below) and (iii) certain Public Directors, as defined below. The Stockholders Agreement further sets forth certain independence requirements for the Board members, see “Board of Directors and Committees — Director Independence,” below.

Pursuant to the Stockholders Agreement, Norimet is entitled to elect a number of directors to the Board based on its proportionate ownership of the Company’s voting shares. For so long as Norimet beneficially owns more than fifty percent (50%) of the outstanding Common Stock, Norimet is entitled to nominate for election to the Board the smallest number of directors that is a majority of the Board. Since the Board is comprised of nine directors and Norimet owns approximately 53.7% of the outstanding Common Stock, Norimet is entitled to nominate five directors to the Board for election at this year’s Annual Meeting of Stockholders (the “Norimet Directors”). Norimet has nominated Craig L. Fuller, Steven S. Lucas, The Honorable Donald W. Riegle, Jr., and Todd D. Schafer, all of whom joined the Board in 2003. Norimet was required to appoint an additional candidate who would qualify as an independent director to fill a vacancy created by Mr. Jack E. Thompson’s resignation in July 2006, but has not yet done so. Under the Stockholders Agreement, any new nomination by Norimet would be subject to approval by the Board’s Nominating Committee, which approval may not unreasonably be withheld.

The Stockholders Agreement provides that the remaining directors (other than the Chief Executive Officer and the Norimet directors) shall be the Public Directors (the “Public Directors”). The current Public Directors, Patrick M. James, Joseph P. Mazurek and Sheryl K. Pressler, have agreed to stand for re-election as Public Directors at this year’s annual meeting and have been approved by the Nominating Committee of the Board.

The Stockholders Agreement also provides that the Chief Executive Officer will be the Chairman of the Board.

In accordance with the Stockholders Agreement, the eight persons set forth below have been nominated to serve as directors of the Company until the next annual meeting of stockholders or until their respective successors are elected and each person has consented to being named as a nominee. All eight nominees are currently directors of the Company.

The affirmative vote of a plurality of shares present is required for approval of Proposal 1.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF PROPOSAL 1.

It is anticipated that proxies will be voted for the nominees listed below, and the Board has no reason to believe any nominee will not continue to be a candidate or will not be able to serve as a director if elected. In the event that any nominee named below is unable to serve as a director, the proxy holders named in the proxies have advised that they will vote for the election of such substitute or additional nominees as the Board may propose in accordance with the Stockholders Agreement.

The name and age of each nominee, his or her principal occupation for at least the past five years and certain additional information is set forth below. Such information is as of the date hereof and is based upon information furnished to the Company by each nominee.

Nominees for Election

Chief Executive Officer

Francis R. McAllister (age 65).  Francis R. McAllister became a director of the Company on January 9, 2001 and the Chairman of the Board and Chief Executive Officer of the Company on February 12, 2001. Prior to his appointment to the Board, Mr. McAllister was with ASARCO Incorporated from 1966 to 1999, serving as Chairman and Chief Executive Officer in 1999, Chief Operating Officer from 1998 to 1999, Executive Vice President — Copper Operations from 1993 to 1998, Chief Financial Officer from 1982 to 1993 and in various professional and management positions from 1966 to 1982. He currently serves on the Board of Directors of Cleveland Cliffs, Incorporated, an iron ore mining company.

Norimet Nominees

Each of the directors set forth below was nominated to the Board by Norimet and has been a director of the Company since June 23, 2003, the date of the closing of the stock purchase transaction with Norimet and Norilsk Nickel.

Craig L. Fuller (age 57).  Craig L. Fuller, a member of APCO Worldwide’s International Advisory Council and executive vice president, is based in APCO’s Washington, D.C., office. Mr. Fuller brings to clients decades of experience at the highest levels of government and business, working in the corporate and nonprofit sectors, as well as the White House.

Mr. Fuller is former president and chief executive officer of the National Association of Chain Drug Stores. While he was with the organization, he worked on major health care policy issues with 200 leading retail organizations and 1,000 manufacturers and suppliers to the industry. He worked with the primary providers of outpatient prescription drugs in the United States, dispensing about 70 percent of the 3.1 billion prescriptions that are provided each year.

In 1981, when he first arrived in Washington, D.C., Mr. Fuller served for eight years in the White House as assistant to President Reagan for cabinet affairs and then as chief of staff to Vice President George H.W. Bush. He later served as co-director of President-elect Bush’s transition team.

Upon leaving the White House to enter the private sector, Mr. Fuller joined The Wexler Group, later acquired by Hill & Knowlton, where he served as president of its U.S. operations and head of worldwide public affairs. In 1992, he was named senior vice president for corporate affairs at Philip Morris Companies. He also led the board of directors practice at Korn/Ferry International and served as vice chairman of Burson-Marsteller.

With regular interviews on politics and public affairs, as well as weekly and monthly online columns, Mr. Fuller is a frequent commentator and speaker on a wide range of topics. He also serves on the board of Stillwater Mining Company and is a director of the United States Chamber of Commerce and the National Chamber Foundation. Additionally, he is a trustee of the George Bush Presidential Library Foundation, and served for 10 years as a trustee of the John F. Kennedy Center for the Performing Arts.

Mr. Fuller earned his Bachelor of Science in Political Science from the University of California at Los Angeles and a master’s degree in Urban Affairs from Occidental College.

Steven S. Lucas (age 42).  Steven S. Lucas is a partner at Nielsen, Merksamer, Parrinello, Mueller & Naylor, a law firm based in California. He joined Nielsen, Merksamer, Parrinello, Mueller & Naylor in 1995 and has been a partner since 1999. Mr. Lucas was an attorney at Sullivan & Cromwell from 1991 to 1995. He received his law degree, magna cum laude, from Harvard Law School in 1990, and a B.A. in economics/business, magna cum laude, from UCLA in 1987.

The Honorable Donald W. Riegle, Jr. (age 70).  The Honorable Donald W. Riegle, Jr. has been the Chairman of Government Affairs at APCO Worldwide Inc., a global public affairs and communications company, since May 2001. Mr. Riegle was with Shandwick International, a public relations and communications management firm, from 1995 to 2001, and became Deputy Chairman. He served as a United States Senator from Michigan from 1976 to 1994 and in the House of Representatives from 1967 to 1976. Mr. Riegle is a director of Wellpoint, Inc. Mr. Riegle received his B.A. in Economics and Business from the University of Michigan and an MBA in Finance and Marketing from Michigan State University. He continued Doctoral doctoral studies in Business and Government Relations at the Harvard Business School.

Todd D. Schafer (age 46).  Todd D. Schafer is an attorney at Hogan & Hartson L.L.P., a major international law firm headquartered in Washington, D.C. Mr. Schafer joined Hogan & Hartson L.L.P. in 1995 and has been a partner since 1998. Mr. Schafer, who is based in London, is a member of his firm’s European Management Group and a Practice Director for the firm’s Corporate, Securities and Finance Group. Prior to joining Hogan & Hartson, Mr. Schafer worked at Covington & Burling from 1989 to 1995. Mr. Schafer received a J.D. from Harvard Law School in 1989, a M. Phil from Oxford University in 1986 and a B.A. in 1984 from Vassar College.

Public Directors

Each of the directors set forth below was nominated to be elected as a Public Director, in accordance with the Stock Purchase Agreement dated November 20, 2002, by and among the Company, Norimet and Norilsk Nickel (the “Stock Purchase Agreement”). Pursuant to the Stock Purchase Agreement, each Public Director (i) may not be an officer, employee or director of Norilsk Nickel or any of its affiliates, (ii) must meet the requirements set forth in Sections 303.01(B)(2)(a) and (B)(3) of the listing requirements of the NYSE, as may be amended from time to time, and (iii) must meet such other requirements regarding the independence of directors as may be applicable to the Company.

Patrick M. James (age 63).  Patrick M. James was appointed a director of the Company on January 9, 2001 and has served as the Company’s lead independent director since July 24, 2002. Since March 2001, Mr. James has been an independent natural resource management consultant. Mr. James was the President and Chief Executive Officer of Rio Algom limited from June 1997 to March 2001. Prior to joining Rio Algom limited, Mr. James spent 18 years with Santa Fe Pacific Gold Corporation, becoming President and Chief Operating Officer in 1994 and Chairman, President and Chief Executive Officer in 1995. Mr. James was a director of Dynatec Corporation, a Canadian nickel mining company until its sale in 2007. He is now Chairman and a director of Centerra Gold Inc., a Canadian gold mining company, majority held by Cameco Corporation. He is Chairman, Chief Executive Officer, and director of Constellation Copper Corporation, a Canadian base metal mining company. He also serves on the advisory board for Resource Capital Funds III and IV, mining investment funds. He received a masters of management from the University of New Mexico in 1984, and an engineer of mines from Colorado School of Mines in 1968.

Joseph P. Mazurek (age 59).  Joseph P. Mazurek has been a director of the Company since May 24, 2001. Since 2002, Mr. Mazurek has been a partner in the law firm of Crowley, Haughey, Hanson, Toole & Dietrich, P.L.L.P. located in its Helena, Montana office. He has been a member of this firm’s executive committee since January 2004. He was the Attorney General for the State of Montana from January 1993 until December 2000, served in the Montana Senate from 1981 through 1992 and was President of the Senate from 1991 to 1993. From 1975 through 1992, he was an attorney with the Helena, Montana law firm of Gough, Shanahan, Johnson and Waterman. Mr. Mazurek received his B.A. in Business Administration (Finance) in 1970 and his J.D. in 1975 from the University of Montana.

Sheryl K. Pressler (age 57).  Sheryl K. Pressler has been a director of the Company since May 9, 2002. Ms. Pressler has been a self-employed investment and strategy consultant in Atlanta, Georgia since 2001. From 2000 to 2001, she was Chief Executive Officer for Lend Lease Real Estate Investments — United States, a subsidiary of Lend Lease Corporation, an Australian real estate services company. From 1994 to 2000, she was the Chief Investment Officer for the California Public Employees’ Retirement System, the nation’s largest public pension fund. From 1981 to 1994, she was responsible for the management of the Retirement Funds for the McDonnell Douglas Corporation. Ms. Pressler has served on the Board of Directors of ING Funds Unified since 2006. Ms. Pressler was a director of Nuevo Energy Company from 2002 until 2004. Ms. Pressler received her B.A. in philosophy from Webster University and her M.B.A. from Washington University.

BOARD OF DIRECTORS AND COMMITTEES

The Board met 14 times during 2007. Each director attended 95% or more of the total number of meetings of the Board and each of the committees on which he or she served on in 2007. The non-employee directors regularly meet in executive session without management.

It is the Company’s policy that directors are invited and encouraged to attend the annual meeting of stockholders. All of the Company’s directors attended last year’s annual meeting of stockholders in person or by telephone.

Director Independence

The Stockholders Agreement provides that at all times a majority of the directors on the Board must meet certain independence requirements. Since the resignation of Jack E. Thompson, the Board has not had a majority of the director’s independence. Upon Norilsk’s nomination of a new director who must be independent, the Board will then have a majority of board members who are independent. No director may be an officer, employee or director of any other affiliate of Norilsk Nickel or Norimet. A majority of directors on the Board must: (i) meet the requirements set forth in Sections 303A.2a of the listing requirements of the NYSE, as may be amended from time to time, (ii) meet such other requirements regarding the independence of directors as may be applicable to the Company pursuant to applicable law or the rules of the NYSE, and (iii) become directors subject to an affirmative determination by the Company’s Independent Directors (as defined below) that they have no prior material relationship with the Company (other than as a director) or any affiliate of Norimet or Norilsk Nickel (including either directly or as a partner, stockholder or officer of an organization that has a material relationship with the Company or any affiliate of Norimet or Norilsk Nickel).

In addition, the Board follows certain guidelines put in place for determining director independence, which meet or exceed the listing standards of the NYSE with respect to director independence. These guidelines can be found on the Company’s corporate website at www.stillwatermining.com, under the heading “Corporate Governance/Independence Criteria for Directors.” A copy may also be obtained upon request from the Company’s Corporate Secretary at Stillwater Mining Company, 1321 Discovery Drive, Billings, Montana 59102.

These guidelines provide objective as well as subjective criteria that the Board will utilize in determining whether each director meets the independence standards of the Securities and Exchange Commission (the “SEC”) and the NYSE applicable to the Company.

The Board undertook its annual review of director transactions and relationships between each director or any member of his or her immediate family and the Company and its subsidiaries and affiliates. The Board also examined transactions and relationships between directors or their affiliates and members of the Company’s senior management or their affiliates.

The Board affirmatively determined that all of the directors serving in 2007 and all directors nominated for election at the annual meeting are independent of the Company, Norimet, Norilsk Nickel and the Company’s management under the standards set forth in the Corporate Governance Principles, a copy of which is available on the Company’s corporate website at www.stillwatermining.com, with the exception of Francis R. McAllister, The Honorable Donald W. Riegle, Jr., Craig R. Fuller and Todd D. Schafer. Mr. McAllister is considered an inside director because he is the Chairman and Chief Executive Officer of the Company. Mr. Schafer is a partner in a law firm that regularly provides legal services to Norilsk Nickel and certain of Norilsk Nickel’s affiliates and stockholders. Accordingly, the Board has determined that he is not an independent director. Mr. Riegle is the Chairman of Government Relations at APCO Worldwide, Inc. (“APCO”), and Mr. Fuller is a member of APCO Worldwide’s International Advisory Council and executive vice president. APCO is a public affairs communications company which provided services to Norilsk Nickel and the Company during 2004 and 2005. The fees that APCO received from Norilsk Nickel in 2004 and 2005 exceeded the NYSE limitations. As a result, Mr. Riegle and Mr. Fuller are not considered independent directors.

Committees

Audit Committee.  The Company has a standing Audit Committee as defined in Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Audit Committee held 6 (six) meetings during 2007. During 2007, the Audit Committee was composed of Sheryl K. Pressler (Chairperson), Steven S. Lucas and Patrick M. James. The Board has determined that the members of the Audit Committee are “independent,” as defined in Section 303A.02 of the NYSE’s listing standards and Rule 10A-3(b)(1) of the General Rules and Regulations under the Exchange Act.

The Audit Committee reviews the accounting principles and procedures of the Company and its annual financial reports and statements, recommends to the Board the engagement of the Company’s independent auditors, reviews with the independent auditors the plans and results of the auditing engagement and considers the independence of the Company’s auditors. The Audit Committee is also responsible for reviewing the Company’s finance matters.

The Audit Committee is governed by a written charter which is available on the Company’s corporate website at www.stillwatermining.com, under the heading “Corporate Governance/Charters/Audit Committee Charter.” Copies of this charter are also available in print to stockholders upon request, addressed to the Corporate Secretary at Stillwater Mining Company, 1321 Discovery Drive, Billings, Montana 59102.

The Audit Committee also follows a written Audit and Non-Audit Services Pre-Approval Policy for services to be performed by the independent auditor. Proposed services may be either (i) pre-approved without consideration of specific case-by-case services by the Audit Committee (“General Pre-Approval”) or (ii) require the specific pre-approval of the Audit Committee (“Specific Pre-Approval”). The Audit Committee believes that the combination of these two approaches results in an effective and efficient procedure to pre-approve services performed by the independent auditor to ensure the auditor’s independence is not impaired. Unless a type of service has received General Pre-Approval, it requires Specific Pre-Approval by the Audit Committee if it is to be provided by the independent auditor. Any proposed specific individual project to provide an otherwise generally approved service whose expected fees exceed $25,000 requires an overriding Specific Pre-Approval by the Audit Committee.

For both types of pre-approval, the Audit Committee shall consider whether such services are consistent with the rules of the SEC on auditor independence. The Audit Committee also considers whether the independent auditor is best positioned to provide the most effective and efficient service, for reasons such as its familiarity with the Company’s business, people, culture, accounting systems, risk profile and other factors, and whether the service might enhance the Company’s ability to manage or control risk or improve audit quality. All such factors are considered by the Audit Committee in its business judgment as a whole, and no one factor is determinative.

The term of any General Pre-Approval is 12 months from the date of pre-approval, unless the Audit Committee considers a different period and states otherwise. The Audit Committee may revise the list of General Pre-Approved services from time to time, based on subsequent determinations.

This policy is available on the Company’s corporate website at www.stillwatermining.com, under the heading “Corporate Governance/Policies/Audit and Non-Audit Policy”. Copies of this policy are also available in print to stockholders upon request, addressed to the Corporate Secretary at Stillwater Mining Company, 1321 Discovery Drive, Billings, Montana 59102.

SEC rules and NYSE listing standards require the Board to determine whether a member of its audit committee is an “audit committee financial expert” and disclose its determination. According to these requirements, an audit committee member can be designated an audit committee financial expert only when the audit committee member satisfies five specified qualification requirements, such as experience (or “experience actively supervising” others engaged in) preparing, auditing, analyzing, or evaluating financial statements presenting a level of accounting complexity comparable to what is encountered in connection with the Company’s financial statements. SEC rules further require such qualifications to have been acquired through specified means of experience or education. While the Board has confidence in the ability and the effectiveness of its Audit Committee, the Board has determined that no current Audit Committee member qualifies as an audit committee financial expert. The Board believes that the current members of the audit committee are qualified to carry out the duties and responsibilities of the Audit Committee. The Board currently has a vacancy as a result of the resignation of Jack E. Thompson effective July 26, 2006. The Board desires to fill this vacancy with a person satisfying the requirements for an audit committee financial expert, assuming that such individual satisfies such other criteria that the Board believes are important for an individual to make a meaningful contribution to the deliberations of the Board as a whole. The Board has determined that Sheryl K. Pressler has accounting or financial management expertise in accordance with the NYSE listing standards and SEC rules.

Compensation Committee.  The Company has a Compensation Committee as required pursuant to Section 303A.05 of the NYSE’s listing standards. The Compensation Committee held 5 (five) meetings during 2007. During 2007, the Compensation Committee was composed of Craig L. Fuller (Chairman), Steven S. Lucas and Joseph P. Mazurek. On December 11, 2007, the Board appointed Steven S. Lucas as Chairman of the Compensation Committee. The Board has determined that a majority of the members of the Compensation Committee are “independent,” as defined in Section 303A.02 of the NYSE’s listing standards. As a controlled company, the Company is not required to comply (and currently does not comply) with the requirement of the NYSE to have a compensation committee comprised entirely of independent directors. The principal responsibilities of the Compensation Committee are to establish policies and determine matters involving executive compensation, recommend changes in employee benefit programs, approve the grant of stock options and stock awards under the Company’s stock plans and provide assistance to management regarding key personnel selection. The Compensation Committee’s written charter is available on the Company’s corporate website at www.stillwatermining.com, under the heading “Corporate Governance/Charters/Compensation.” A copy of the charter is also available in print to stockholders upon request, addressed to the Corporate Secretary at Stillwater Mining Company, 1321 Discovery Drive, Billings, Montana 59102.

Health, Safety and Environmental Committee.  The Company has a Health, Safety and Environmental Committee. The principal responsibilities of this committee are (i) to review the Company’s environmental and occupational health and safety policies and programs, (ii) to oversee the Company’s environmental and occupational health and safety performance and (iii) to monitor current and future regulatory issues. During 2007, the Health, Safety and Environmental Committee consisted of Todd D. Schafer (Chairman), Sheryl K. Pressler, and The Honorable Donald W. Riegle, Jr.. This committee held 4 (four) meetings in 2007.

Committee on Ore Reserves.  On February 22, 2007, the Board made this a regular Committee. The principal responsibilities of this committee are (i) to advise the Board on the appropriateness, accuracy and completeness of the Company’s ore reserves and (ii) to ensure that management appropriately presents the Company’s ore reserves to regulatory agencies. During 2007, the Special Committee on Ore Reserves was composed of The Honorable Donald W. Riegle, Jr. (Chairman), Patrick M. James, and Todd D. Schafer. This committee held 2 (two) meetings in 2007.

Corporate Governance and Nominating Committee.  The Company has a Corporate Governance and Nominating Committee as required pursuant to Section 303A.04 of the NYSE’s listing standards. The Corporate Governance and Nominating Committee held 5 (five) meetings during 2007. The Corporate Governance and Nominating Committee is composed of Joseph P. Mazurek (Chairman), Craig L. Fuller and Patrick M. James. The Board has determined that a majority of the members of the Corporate Governance and Nominating Committee were independent directors under the NYSE listing standards and applicable SEC rules. As a controlled company, the Company is not required to comply (and currently does not comply) with the requirement of the NYSE to have nominating a compensation committee comprised entirely of independent directors.

The principal responsibilities of the Corporate Governance and Nominating Committee are (i) identifying and recommending to the Board individuals qualified to serve as directors of the Company and on committees of the Board, (ii) advising the Board as to the appropriate size, function and procedures of the committees of the Board, (iii) developing and recommending to the Board corporate governance principles and (iv) overseeing evaluation of the Board and the Company’s executive officers.

The Corporate Governance and Nominating Committee is governed by a written charter. The Board also follows written corporate governance guidelines for the Company and a written policy for stockholder nomination of directors. These documents set forth the criteria and methodology the Board will use when considering individuals as nominees to the Board. Current copies of these documents are available on the Company’s corporate website at www.stillwatermining.com under the headings “Corporate Governance/Charters/Corporate Governance/Nominating”, “Corporate Governance/ Governance Principles” and “Corporate Governance/Policies/Stockholder Nomination of Directors”, respectively. Copies of these documents are also available in print to stockholders upon request, addressed to the Corporate Secretary at Stillwater Mining Company, 1321 Discovery Drive, Billings, Montana 59102.

The Company has a Business Ethics Policy and Code of Ethics applicable to its officers, directors, employees and agents, which is available on the Company’s corporate website at www.stillwatermining.com, under the heading “Corporate Governance/Policies/Business Ethics.” The purpose of this policy is to provide legal, ethical and moral standards for the conduct of the Company’s officers, directors, employees and agents. The Board has also adopted a written Code of Ethics for its Chief Executive and Senior Financial Officers which is available on the Company’s corporate website at www.stillwatermining.com, under the heading “Corporate Governance/Policies/Code of Ethics for Senior Financial Officers.” This document sets forth specific policies to guide the Chief Executive Officer, Chief Financial Officer and Controller in the performance of their duties. Copies of these documents are also available in print to stockholders upon request, addressed to the Corporate Secretary at Stillwater Mining Company, 1321 Discovery Drive, Billings, Montana 59102.

Candidate Selection Process

The minimum qualifications for serving as a director of the Company are that a nominee demonstrate, by significant accomplishment in his or her field, an ability to make a meaningful contribution to the Board’s oversight of the business and affairs of the Company and have an impeccable record and reputation for honest and ethical conduct in both his or her professional and personal activities. In addition, the Corporate Governance and Nominating Committee examines a candidate’s specific experiences and skills, time availability in light of other commitments, potential conflicts of interest and independence from management and the Company. The Corporate Governance and Nominating Committee also seeks to have the Board represent a diversity of backgrounds and experiences.

The Corporate Governance and Nominating Committee identifies potential nominees by asking current directors and executive officers to notify the committee if they become aware of persons meeting the criteria described above, who have had a change in circumstances that might make them available to serve on the Board — for example, retirement as a Chief Executive Officer or Chief Financial Officer of a public company or exiting government or military service. The Corporate Governance and Nominating Committee also, from time to time, may engage firms that specialize in identifying director candidates. As described below, the Corporate Governance and Nominating Committee will also consider candidates recommended by stockholders.

Once a person has been identified by the Corporate Governance and Nominating Committee as a potential candidate, the committee may collect and review publicly available information regarding the person to assess whether the person should be considered further. If the Corporate Governance and Nominating Committee determines that the candidate warrants further consideration, the Chairman or another member of the committee contacts the person. Generally, if the person expresses a willingness to be considered and to serve on the Board, the Corporate Governance and Nominating Committee requests information from the candidate, reviews the candidate’s accomplishments and qualifications, including in light of any other candidates that the committee might be considering, and conducts one or more interviews with the candidate. In certain instances, committee members may contact one or more references provided by the candidate or may contact other members of the business community or other persons that may have greater first-hand knowledge of the candidate’s accomplishments. The Corporate Governance and Nominating Committee’s evaluation process does not vary based on whether or not a candidate is recommended by a stockholder, although, as stated above, the Board may take into consideration the number of shares held by the recommending stockholder and the length of time that such shares have been held.

Under the Company’s Corporate Governance Principles, the Corporate Governance and Nominating Committee will present a list of candidates to the Board for nomination. The Chief Executive Officer will be included in the process on a non-voting basis. Taking into account the Stockholders Agreement, the Corporate Governance and Nominating Committee will make a recommendation to the Board and the Board will determine which of the recommended candidates to approve for nomination.

Nomination Process

Nominations of persons for election as directors of the Company may be made at a meeting of stockholders, subject to the provisions of the stockholders agreement with Norilsk Nickel (a) by or at the direction of the Board, (b) by the Corporate Governance and Nominating Committee or persons appointed by the Board or (c) by any stockholder of the Company entitled to vote for the election of directors at the meeting who complies with the notice procedures set forth in Section 3.3 of the Company’s by-laws. Such nominations, other than those made by or at the direction of the Board, shall be made pursuant to timely notice in writing to the Company’s Corporate Secretary. To be timely, a stockholder’s notice shall be delivered to or mailed and received at the principal executive office of the Company not less than fifty days nor more than seventy-five days prior to the meeting; provided, however, that in the event that less than sixty days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made, whichever first occurs. Such stockholder’s notice to the Company’s Corporate Secretary shall set forth (a) as to each person whom the stockholder proposes to nominate for election or reelection as a director, (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class and number of shares of capital stock of the Company which are beneficially owned by the person, and (iv) any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to the Exchange Act, as now or hereafter amended; and (b) as to the stockholder giving the notice, (i) the name and record address of such stockholder, and (ii) the class and number of shares of capital stock of the Company which are beneficially owned by such stockholder. The Company may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as a director of the Company. No person shall be eligible for election by the stockholders as a director of the Company unless nominated in accordance with the procedures set forth herein. The chairman of the meeting of the stockholders shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the foregoing procedure, and if he or she should so determine, he or she shall so declare to the meeting and the defective nomination shall be disregarded.

Lead Independent Director

In accordance with the Company’s Corporate Governance Principles and Bylaws, the independent directors will designate a lead independent director who will preside at the executive sessions of the Board. Patrick M. James is currently designated as the lead independent director. The lead independent director’s duties include coordinating the activities of the independent directors, coordinating the agenda for and moderating sessions of the Board’s independent directors and other non-management directors, if any, facilitating communications between the other members of the Board and conducting the annual CEO evaluation

Stockholder Communication with Directors

The Board has a written policy on stockholder and interested party communications with directors, a copy of which is available on the Company’s corporate website at www.stillwatermining.com, under the heading “Corporate Governance/Stockholder Communication with Directors.”

Under the policy, stockholders and other interested parties may contact any member (or all members) of the Board (including, without limitation, the lead independent director, Patrick M. James, or the non-management directors as a group), any Board committee or any chair of any such committee by mail or electronically. To communicate with the Board, any individual director or any group or committee of directors, correspondence should be addressed to the Board or any such individual director or group or committee of directors by either name or title. All such correspondence should be sent to the Corporate Secretary, Stillwater Mining Company, 1321 Discovery Drive, Billings, Montana 59102. To communicate with any of our directors electronically, stockholders should go to our corporate website at www.stillwatermining.com. Under the heading “Corporate Governance/Stockholder Communication with Directors,” you will find an on-line form that may be used for writing an electronic message to the Board, any individual director, or any group or committee of directors. Please follow the instructions on our website in order to send your message.

All communications received as set forth in the preceding paragraph will be opened by the office of our General Counsel for the sole purpose of determining whether the contents represent a message to our directors. Any contents that are not in the nature of advertising, promotions of a product or service, or patently offensive material will be forwarded promptly to the addressee. In the case of communications to the Board or any group or committee of directors, the General Counsel’s office will make sufficient copies of the contents to send to each director who is a member of the group or committee to which the envelope or e-mail is addressed.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee are identified under “Committees” above. No member of the Compensation Committee was, at any time during 2007, an officer or employee, or a former officer, of the Company. No executive officer of the Company has served on the board or compensation committee of any other entity that has or has had one or more executive officers serving as a member of the Board or Compensation Committee.

Director Compensation

Each non-employee director receives a quarterly retainer of $10,000 which may be paid in cash or may be deferred in cash or Common Stock as described below. In addition, the Company pays each non-employee director and committee member $2,000 per meeting of the Board attended and $1,000 per telephonic meeting in which he or she participated. The Lead Independent Director and Audit Committee chair each receive an additional annual retainer of $10,000, and the Committee chairs each receive additional annual retainers of $5,000. The Company also reimburses all directors for reasonable travel expenses. Additionally, in 2007, each non-employee director received a grant of Common Stock valued at $40,000.

In December 2004, the Board approved a guideline that non-employee directors should own Common Stock having a value of at least $100,000. Pursuant to that guideline, each director is asked to comply with this new guideline by the fifth anniversary of his or her election to the Board. Based on the closing price of $15.47 on March 31, 2008, Patrick M. James, Steven S. Lucas, Joseph P. Mazurek, Sheryl K. Pressler, and Donald W. Riegle, Jr. are in compliance with this guideline. Current directors are asked to comply by the date of the 2009 Annual Meeting of Stockholders. On May 2, 2007, the Board determined to increase the annual director Common Stock grants from $20,000 to $40,000. As a result, on the date of each annual meeting of stockholders, each non-employee director will receive a grant of Common Stock valued at $40,000, with restrictions that lapse upon the earlier of six months following the grant or the director’s death, disability, retirement or a change in control of the Company. A non-employee director may elect to defer all, or a portion, of their Common Stock grant into the 2005 Non-Employee Directors’ Deferral Plan. Upon receiving deferred shares, the non-employee director is credited additional “matching” deferred shares in the amount of 20% of the non-employee director’s deferred shares. Matching shares are fully vested, and non-forfeitable, except that any Restricted Stock Units which have not settled will result in forfeiture, unless otherwise provided under the terms of the Restricted Stock Units. The minimum deferral period is two years. Except to the extent distribution alternatives may be limited under applicable law or upon a determination by the Administrator, distributions of a non-employee director’s account may be made in a single lump sum or in annual installments.

Additionally, the 2005 Non-Employee Director Deferral Plan allows non-employee directors to defer cash compensation for service as a director of the Company and later receive such compensation in the form of cash or shares of Common Stock. If a director elects to defer compensation and receive such compensation in the form of deferred shares of Common Stock, the number of shares such director will be entitled to receive will be determined by dividing the amount of compensation deferred during such quarter by the fair market value of one share of Common Stock on the last day that the stock traded before the end of such quarter. Upon receiving deferred shares of Common Stock, such director’s account will be credited additional “matching” deferred shares in an amount equal to 20% of the number of deferred shares to which he or she is entitled pursuant to the calculation described above.

2007 Director Compensation

	Fees
	Earned			All
	or Paid	Stock	Option	Other
	in Cash	Awards	Awards	Compensation	Total
Name	(1)($)	(2)($)	(3)($)	(4)($)	($)

Craig L. Fuller	77,000	39,999	0	0	116,999
Patrick M. James	87,000	39,999	0	9,454	136,453
Steven S. Lucas	73,000	39,999	0	9,104	122,103
Joseph P. Mazurek	77,000	39,999	0	5,454	122,453
Sheryl K. Pressler	84,000	39,999	0	7,454	131,453
Donald W. Riegle Jr.	74,000	39,999	0	5,454	119,453
Todd D. Schafer	73,000	39,999	0	0	112,999

(1)	Amounts include Fees deferred in the form of Common Stock in the Non-Employee Director Deferral Plan in the amounts of $20,000 for Patrick M. James, $18,250 for Steven S. Lucas and $10,000 for Sheryl K. Pressler.

(2)	All amounts listed reflect the amount of expense recognized on financial statements in accordance with FAS 123R in 2007 for RSUs issued in 2007. These awards were granted with a 6 (six) month vesting period and vested on November 3, 2007. Patrick M. James, Steven S. Lucas, Joseph P. Mazurek, Sheryl K. Pressler and Donald W. Riegle Jr. deferred their entire Common Stock grant into the Non-Employee Director Deferral Plan.

(3)	Stock and Option awards outstanding as of December 31, 2007, are as follows:

Options Vested
Name	and Outstanding

Craig L. Fuller	15,000
Patrick M. James	25,000
Steven S. Lucas	7,500
Joseph P. Mazurek	20,000
Sheryl K. Pressler	15,000
Donald W. Riegle Jr.	5,000
Todd D. Schafer	—

(4)	Amounts include a 20% company match, in the form of company Common Stock, on fees and stock awards deferred in the form of stock into the Non-Employee Director Deferral Plan. The Company match is also deferred into the Non-Employee Director Deferral Plan.

COMPENSATION DISCUSSION AND ANALYSIS

2007 Overview

Stillwater Mining Company mines palladium and platinum from two underground mines located in south central Montana. For the year 2007, the Company reported a net loss of $14.3 million. The 2007 financial loss is the result of low mine production, and to a lesser extent to rising costs per ounce of platinum-group metal (PGM) production. Mine production of palladium and platinum for the year totaled just 537,500 ounces, well below the 600,600 ounces produced in 2006. The lower production was primarily the result of some challenges on the labor front during 2007, challenges faced by the mining industry in general, including higher attrition among skilled mineworkers as the Company implemented a new longer work schedule, but also including a seven-day strike at the Stillwater Mine in July. Average mining productivity has dropped with the loss of experienced miners and mine performance is now more dependent on newly trained local miners. At the East Boulder Mine, productivity also has been lower in the face of transitional issues as the Company changes its mix of core mining methods there. During 2007, the increased competition and limited availability of skilled and experience mineworkers, technical expertise, and managers resulted in higher than anticipated attrition, including the departure of the Company’s Executive Vice President and Chief Operating Officer, Stephen A. Lang.

As a result of the above events, the Company’s executive team elected not to receive any cash annual incentive pay. The Company’s executive compensation outcomes for 2007 would have reflected annual cash incentive payouts at approximately 45% of target levels. Salary increases were made that resulted in base salaries that remained at median levels compared to the marketplace (as discussed below). In addition, due to intense competition for senior management in the mining industry, the need to build in the long-term sustainable operations in the Company and a lack of pension benefits, the Company took a long-term compensation approach for 2007 that focused on retention, rather than trying to calibrate long-term grant values with achievement of annual performance objectives.

Compensation Philosophy & Objectives

Our compensation philosophy is to provide executives with market competitive compensation that is aligned with company and individual performance, as well as long-term stockholder value. While in 2007, the focus of our compensation philosophy was on retention of a strong executive team for reasons described above, the overall principle that generally guides executive compensation at the Company is to reward executives for delivering superior performance. The extent to which each executive reaches any particular level of compensation will vary based on company performance, individual performance and experience. The specific objectives of our program are to:

•	motivate the Company’s management team to continually meet or exceed its operating targets without sacrificing long-term performance and growth;

•	support the Company’s core values and strategic goals;

•	ensure that the Company is able to attract and retain the highest caliber executives; and

•	promote the alignment of management’s interests with those of its stockholders.

We believe these objectives can be realized primarily by ensuring that a significant portion of the executive’s total compensation package is tied to both corporate and individual performance. These objectives are also facilitated by structuring compensation so that there is a proper balance between the short and long-term components of the total compensation program.

The following principles govern how the Company makes compensation decisions to foster the above objectives:

Focus on Results and Strategic Objectives

Our compensation analysis always begins with an examination of the Company’s Business Plan and Strategic Objectives. We intend that our compensation decisions will attract and retain leaders and reward them for achieving the Company’s strategic initiatives and objective measures of success.

Pay for Performance Culture

At the core of our compensation philosophy is our guiding belief that pay should be linked to performance. A significant portion of executive officer compensation is contingent on, and variable with, achievement of objective corporate and/or individual performance objectives. In addition, the Committee does not permit discounted stock options, reload stock options or re-pricing of stock options.

Compensation and Performance Pay Reflective of Position and Responsibility

The Committee believes that compensation and accountability should generally increase with advances in position and enlarged responsibilities. Consistent with this philosophy, total target compensation is higher for individuals with greater responsibility and greater ability to influence the Company’s achievement of targeted results and strategic initiatives. In addition, as position advances and responsibilities are enlarged, a greater portion of the executive officer’s total compensation is performance based pay contingent on the achievement of performance objectives. Finally, equity-based compensation is higher for persons with higher levels of responsibility, making a significant portion of their total compensation dependent on long-term stock appreciation. The compensation package of our Chairman and Chief Executive Officer, Mr. McAllister, has the largest portion of pay at risk, with 82% of his targeted total direct compensation based on performance of the Company. Other officers range from 58% - 76% of targeted total direct compensation at risk.

Compensation Decisions That Promote the Interests of Stockholders

Compensation should focus management on achieving strong short-term (annual) performance in a manner that supports and ensures the Company’s long-term success and profitability. The Annual Incentive Program creates incentive for meeting annual performance targets, while equity grants encourage the achievement of longer term objectives and retention, and cliff vest over a three year period. The Committee believes that restricted stock grants create long-term incentives that align the interest of management with the long-term stockholders.

Compensation Should be Reasonable and Responsible

We believe that compensation should be set at responsible levels. Our executive compensation programs are intended to be consistent with the Company’s primary focus on safety, controlling costs, production, improving the state of development at the mines, and increasing demand for palladium. Compensation must also be competitive; mining industry executives are in high demand and short supply. There is significant executive movement among companies in the industry. One of the Company’s senior executives resigned in December, 2007 to accept a position with another company.

The Compensation Committee

General

The principal responsibilities of the Committee are to establish policies and determine matters involving executive compensation, recommend changes in employee benefit programs, approve the grant of stock options and stock awards under the Company’s stock plans and provide assistance to management regarding key personnel selection. The Committee’s written charter, which describes the specific duties of the Committee, is available on the Company’s corporate website at www.stillwatermining.com, under the heading “Corporate Governance/Charters/ Compensation.”

In making its decisions, the Committee routinely examines the following important business factors, discussed in more detail throughout this CD&A:

•	financial reports on performance versus budget and compared to prior year performance;

•	calculations and reports on levels of achievement of corporate performance objectives;

•	reports on the Company’s strategic initiatives and budget for future periods;

•	information on the executive officers’ stock ownership and option holdings;

•	information regarding Equity Compensation Plan dilution;

•	information sheets setting forth the total compensation of the named executive officers, including base salary, cash incentives, equity awards, perquisites and other compensation and any amounts payable to the executives upon voluntary or involuntary termination, early or normal retirement or following a change-in-control of the Company; and

•	information regarding compensation programs and compensation levels at groups of companies identified by our independent compensation consultant.

The Committee’s Interaction with Management

In order to ensure that compensation programs are aligned with appropriate company performance goals and strategic direction, management works with the Committee in the compensation-setting process. Specifically, management will recommend to the Committee their opinion of executive performance, recommending business performance targets and objectives, and recommending salary levels and restricted stock awards. However, all decisions regarding executive compensation are ultimately made by the Committee.

The Company’s Chairman and Chief Executive Officer (“CEO”) and General Counsel work with the Compensation Committee Chair to establish the agenda for Committee meetings. We may also request that the CEO attend and participate in Committee meetings, at which the CEO provides background information regarding the Company’s strategic objectives, evaluation of the performance of the senior executive officers, and compensation recommendations as to senior executive officers (other than himself). The Committee also seeks input from the Vice President, Human Resources & General Counsel as necessary and appropriate to carry out its duties. The Committee regularly meets in executive session without management in order to review recommendations and make compensation decisions.

Interaction with Compensation Consultants

In making its determinations with respect to executive compensation, the Compensation Committee has historically engaged the services of a compensation consultant. In 2007, the Compensation Committee retained the services of Pearl Meyer & Partners to assist with its review of the compensation package of the named executive officers. In addition, Pearl Meyer & Partners was retained to assist the Committee with several special projects, including research regarding competitive Long- Term Incentive Plans that are performance related, officer retirement planning and assistance with executive employment agreements and preparation of this proxy statement. Pearl Meyer & Partners performs no other services for the Company other than executive and director compensation consulting.

The Committee retains Pearl Meyer & Partners directly and approves its fees, although in carrying out assignments, Pearl Meyer & Partners may also interact with company management when necessary and appropriate. Specifically, the Vice President — Human Resources and General Counsel interacts with the consultants in order to provide compensation and performance data for the executives and the Company. In addition, Pearl Meyer & Partners may, in its discretion, seek input and feedback from the Vice President — Human Resources, and General Counsel regarding its consulting work product prior to presentation to the Compensation Committee in order to confirm alignment with the Company’s business strategy and identify data questions or other similar issues, if any, prior to presentation to the Compensation Committee.

From time to time the Committee invites Patrick M. James, lead director, to attend the Committee meetings. Mr. James has significant current practical experience in mining company compensation.

Compensation Structure

Pay Elements — Overview.

The Company utilizes three (3) main components of compensation:

•	Base Salary — fixed pay that takes into account an individual’s role and responsibilities, experience, expertise and individual performance.

•	Annual Incentive/Bonus — variable pay that is designed to reward attainment of annual business goals, with target award opportunities generally expressed as a percentage of base salary.

•	Long-Term Incentives — stock-based awards including time-based restricted stock and performance based restricted stock.

•	Other — executive officers also participate in employee benefit plans generally available to all employees on the same terms as similarly situated employees. As a general matter, the Company does not provide its executives with perquisites with the exception of a company car, as our executives travel extensively for business. The Company does not provide any other retirement benefits to our executives, other than eligibility to participate in a 401(k) and 409A Deferred Compensation Plan. The Company provides a match of up to six percent (6%) of the officers’ contributions into the 401(k) Plan (in the form of company stock) and 409A Deferred Compensation Plan, with the combined match not to exceed the lesser of six percent (6%) of the executive’s compensation or the executive’s contribution percentage.

Pay Elements — Details

Base Pay.  Base pay is a critical element of executive compensation because it provides executives with a base level of monthly income. In determining base salaries, we consider the executive’s qualifications and experience, scope of responsibilities and future potential, the goals and objectives established for the executive, the executive’s past performance, competitive salary practices at companies in the study groups, internal pay equity and the tax deductibility of base salary. Base salaries for new executive officers are determined by individual experience and performance, as well as planned responsibilities within the Company.

The Committee’s policy is to align executive officers’ base salaries at approximately the median for the Company’s Comparator Group (as discussed herein). Adjustments to base salary are made annually based on individual performance or when substantive changes occur in the responsibilities of an executive officer. Base salaries are generally reviewed by the Committee in January of each year.

In adjusting our base salaries in 2008, we considered:

•	the compensation philosophy and guiding principles described above;

•	the experience and industry knowledge of the named executive officers and the quality and effectiveness of their leadership at the Company;

•	all of the components of executive compensation, including base salary, annual cash incentive and long-term incentive in the form of restricted stock grants, stock options, retirement and death benefits, and benefits and perquisites;

•	the mix of performance pay to total compensation;

•	internal pay equity among Stillwater Mining senior executives for named executive officers other than the CEO; and

•	the base salary paid to the officers in the Comparator Group, using the median as our point of reference.

Based upon the philosophy discussed above, adjustments were made to officer’s base salaries in 2008 which resulted in keeping each officer’s base pay within a median range of the Comparator Group for similar positions.

Such adjustments were also warranted given the intense competition for senior executives in the mining industry. The specific adjustments made in 2007 for each named executive officer were the following:

		2007	2008
		Base	Base	Percentage of
Name	Title	Salary	Salary	Increase

Francis R. McAllister	Chairman/Chief Executive Officer	$600,000	$625,000	4.2%
Stephen A. Lang(1)	Executive Vice President/Chief Operating Officer	$350,000	N/A
Gregory A. Wing	Vice President, Chief Financial Officer	$275,000	$290,000	5.5%
John R. Stark	Vice President, Human Resources and General Counsel	$300,000	$320,000	6.7%
Terrell I. Ackerman	Vice President	$230,000	$245,000	6.5%

(1)	Stephen A. Lang resigned from the Company effective December 14, 2007.

Short-Term Incentive Compensation.  Annual target incentive measures are set each year relative to the Company’s Annual Business Plan where, for 2007, eighty-five percent (85%) of the total annual cash incentive (“annual bonus”) is based upon a quantitative formula, with the remaining fifteen percent (15%) based on Committee discretion of individual and group performance. The outcome of the annual incentive measures are then applied to individual annual bonus opportunities determined based on competitive practice and determined each executive officer’s position responsibilities. Each executive officer has a threshold, target (the median) and maximum annual bonus opportunity, expressed as a percentage of base salary (with linear interpolation between opportunity percentages), as follows:

	Bonus at	Bonus at
	Threshold	Target	Bonus at
Performance	Performance	Performance	Maximum
Executive Officer	Level	Level	Level

Chairman/Chief Executive Officer	35%	70%	140%
Executive Vice President/ Chief Operating Officer	30%	60%	120%
Chief Financial Officer	20%	40%	80%
Other Executive Officers	20%	40%	80%

During 2007, the performance measures underlying the annual bonus included the following:

Weighting as
Percentage of
Total Annual
Bonus

Safety	15%
Corporate Regulatory Compliance	5%
Mine Production	15%
Mine Costs Compared to Budget	15%
Business Expansion and Strategic Initiatives	15%
Developed State Strategic Initiatives	10%
Selective Mining Initiatives	10%

Sub-Total	85%
Board Discretionary Amount	15%

Total	100%

The Committee believes that disclosure of the specific performance target levels for each of the measures noted above would damage the competitive position of the Company. The Committee believes that the target goals represent significant performance challenges to management and that the achievement of those goals will benefit the business and its shareholder. Achievement of the goals is subject to both management performance and external economic factors. Overall achievement over the past three (3) years has ranged from 45% to 155% against similarly established goals.

For the targets established in 2007, the management group achieved 35% of target performance with respect to the quantitative component of the annual incentive. With respect to the discretionary component, the Committee determined that the sixty-six percent was appropriate given the levels of performance. This would have resulted in an annual incentive bonus payment to the officers of approximately 45% of target. The executive officers recommended, however, that no annual incentive payment be made to any officer due to the low degree of achievement in the quantitative component of the annual incentive. The Committee approved this recommendation.

Long-Term Incentive Compensation.  The Company may provide additional incentives to executives through discretionary grants of stock options, restricted stock, stock appreciation rights or other stock-based awards under the Company’s 2004 Equity Incentive Plan, as amended from time to time, which serves to align executive interests with those of the stockholders.

In 2007, time-based restricted stock was the primary long-term incentive award within the total compensation package. Restricted stock grants typically cliff-vest over three (3) year periods. The Committee plans to continue to use restricted stock or restricted stock units as a long-term incentive award because:

•	It aligns the interests of executives with those of the stockholders in that as share prices increase, executives and stockholders benefit in parity.

•	It reinforces the need to retain the officers during this critical period of development and strategic initiatives; fosters employee stock ownership; and focuses the management team on increasing value for the stockholders.

•	It focuses the officers on attainment of longer term goals.

In determining the number of shares of restricted stock to be granted to Francis R. McAllister, Gregory A. Wing, John R. Stark and Terrell I. Ackerman, the Committee takes into account the individual’s: (1) market competitive award levels for the position, (2) scope of responsibility; (3) ability to affect profits and stockholder value; (4) historic and recent performance; and (5) the value of stock grants in relation to other elements of total compensation. Targets for executive officers range from 100% to 400% of annual base salary, as follows:

Target LTI
Restricted Stock
Grants
Percentage of
Name	Base Salary

Francis R. McAllister	400%
Gregory A. Wing	140%
John R. Stark	150%
Terrell I. Ackerman	100%

Prior to 2006, restricted stock unit grants were made based solely on the criteria referenced above. Beginning in 2006, performance targets were established in order to condition grants on the attainment of specific objectives. Performance factors and weights for 2007 are shown in the table below.

		LTI
Factor	Weight	Rating	Result

Safety	20%	67%	13%
Production	25	0	0
Costs	25	67	17
Strategy	30	15	4

	100%		34%

These factors included the same specific performance goals as were used for similar factors in the 2007 short-term incentive compensation plan. Performance for 2007 was not sufficient to generate awards of restricted stock under these criteria. However, due to competitive recruitment pressures, as shown by Mr. Lang’s acceptance of a position with another company, the Committee determined that it was necessary to grant restricted stock units for retention purposes. The Committee also recognized that management had recommended that short-term incentive awards earned for 2007 performance not be made.

Therefore, in March 2008, the Committee granted the following restricted stock unit awards to the named executive officers:

	Restricted Stock Grants for 2007
	Number of	Value of	Percentage of
Name	Underlying Shares	Underlying Shares	Base Salary

Francis R. McAllister	146,235	$1,670,000	278%
Gregory A. Wing	33,713	$390,000	142%
John R. Stark	39,404	$450,000	150%
Terrell I. Ackerman	20,140	$230,000	100%

(1)	This amount is determined using the 90 calendar day average share price as of March 4, 2008, of $11.42.

These restricted stock grants were made to address the firm’s retention issues as discussed above. The value of these grants was 100% of the long-term target level established for each of the named executive officers other than our CEO, who received a grant in the amount of 75% of his target amount. The Committee decided that as the Company’s 2007 performance goals were not fully achieved for 2007, the CEO would receive a reduced amount of long-term compensation.

These 2008 grant amounts (which are considered as part of the 2007 total compensation package) are not reflected in the Summary Compensation Table as they did not result in any expense for fiscal year 2007.

Pay Mix.  We target the particular elements of compensation described above because we believe that under normal circumstances it provides a well-proportioned mix of security-oriented compensation, retention value and at-risk compensation which produces short-term and long-term performance incentives and rewards. By following this portfolio approach, we provide the executive a measure of security in the minimum level of compensation the executive is eligible to receive, while motivating the executive to focus on the business metrics that will produce a high level of performance for the Company and long-term wealth creation for the executive, as well as reducing the risk of recruitment of top executive talent by competitors. The mix of metrics normally targeted for the Annual Incentive Plan and the Long-Term Incentive Plan likewise provides an appropriate balance between short-term financial performance and long-term financial and stock performance.

For key executives, the mix of compensation is weighted towards at-risk pay (annual incentives and long-term incentives). Maintaining this pay mix results fundamentally in a pay-for-performance orientation for our executives, which is aligned with our stated compensation philosophy. We place great emphasis on variable performance based compensation through the Annual Incentive Program and restricted stock grants. In addition, we believe that long-term incentives, and particularly equity compensation, provides a very important motivational and retentive aspect to the compensation package of our key executives. The chart below shows the breakdown between fixed pay vs. variable performance based pay, and long-term vs. short-term pay, at target for each executive officer for fiscal year 2007:

					Percentage of
		Percentage of Total			Long-Term
		Compensation at Target			and Short-Term
Name	Title	Base Salary	Annual Bonus	Stock Grants	Short Term	Long Term

McAllister, Francis R.	Chairman/Chief Executive Officer	18%	12%	70%	30%	70%
Lang, Stephen A.	Executive Vice President/Chief Operating Officer	24%	15%	61%	39%	61%
Wing, Gregory A.	Vice President, Chief Financial Officer	36%	14%	50%	50%	50%
Stark, John R.	Vice President, Human Resources and General Counsel	34%	14%	52%	48%	52%
Ackerman, Terrell I.	Vice President	42%	16%	42%	58%	42%

It should be noted that the above chart shows payment at target in accordance with our compensation philosophy under normal circumstances; actual mix of pay in 2007 was different as no annual bonuses were paid and restricted stock unit retention grants were made in lieu of performance-based grants.

Pay Levels and Benchmarking

The Committee believes that it is appropriate to establish compensation levels based primarily on benchmarking against similar companies, both in terms of compensation practices as well as levels of compensation. In this way, we can gauge if our compensation is competitive in the marketplace for our talent, as well as ensure that our compensation is reasonable.

Accordingly, the Committee reviews compensation levels for the named executive officers against compensation levels at the Comparator Group, which is identified by the Committee’s compensation independent consultant. Our compensation consultant provided us with information regarding compensation programs and compensation levels at the 25th, median and 75th percentiles among the companies in the Comparator Group, which is comprised of twelve primary metal mining companies. We also consider data points and trends from two additional significantly larger, metal mining companies (Freeport-McMoRan Copper & Gold Inc. and Newmont Mining Corporation) for comparison purposes, although such data is not considered when the various statistical data points discussed below are calculated. Our compensation consultant has recommended and the Committee has approved these companies as the relevant Comparator Group for compensation comparisons. As in the past, sales for the most recent fiscal year and market capitalization at 2007 year end were used to establish comparability. These comparator mining companies have median sales of $895 million versus $613 for Stillwater (ranking Stillwater 5th of 13 in this category), and a median market capitalization of $2.6 billion versus $.9 billion at Stillwater (ranking Stillwater 11th of 13 in this category). In addition, the comparator proxy compensation data is supplemented with survey compensation data to develop market compensation figures.

The companies that comprised our Comparator Group in 2007 were the following:

Metal Mining Companies — Cleveland-Cliffs, Inc., Coeur d’Alene Mines Corporation, Gold Fields Limited, Goldcorp, Inc., Golden Star Resources Ltd., Hecla Mining Company, IAMGOLD Corporation, Kinross Gold Corporation, Meridian Gold Corporation, North American Palladium Ltd, Quardra Mining Ltd. and Randgold Resources Limited.

In the past, the Committee has included coal mining companies in the Comparator Group. After reviewing the Comparator Group companies in 2007, the Committee, with the advice of its compensation consultant, decided to delete the coal mining companies due to their significantly larger size and the inherent differences between the coal and metal mining sectors. The coal mining companies thus eliminated were Alliance Resources Partners, L.P., Arch Coal, Inc., CONSOL Energy Inc., Massey Energy Corporation, Peabody Energy Corporation, Westmorland Coal Company.

To remain consistent from year to year, the Committee currently intends to use the same Comparator Group as part of the annual marketplace study. The specific companies included in the Comparator Group may change, however, if there is a change in their size, relevance or other pertinent factor that impacts the comparability between our company and theirs. This year’s metal Comparator Group had two companies, Cambior, Inc. and Glamis Resources, Inc., dropped since they had been acquired by larger mining companies. Five new companies were added to the Comparator Group, Gold Fields Limited, Golden Star Resources Ltd., IAMGOLD Corporation, Quardra Mining Ltd. And Randgold Resources Limited.

Utilizing the information described above, market compensation consensus numbers are developed for base salary, cash bonus and long-term incentive at the 25th percentile, median and 75th percentile. Base salary and cash bonus are then targeted for each officer at median levels depending upon performance, and at the 75th percentile for long-term incentive when certain targeted levels of performance are achieved.

Impact of Tax and Accounting

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for non-qualifying compensation in excess of $1.0 million paid to any such persons in any fiscal year. We review compensation plans in light of applicable tax provisions, including Section 162(m), and may revise compensation plans from time to time to maximize deductibility. However, we may approve compensation that does not qualify for deductibility when we deem it necessary to preserve needed flexibility in recognizing and rewarding desired performance, and when it is in the best interests of Stillwater Mining to do so. Our 2004 Equity Incentive Plan permits grants of stock options, restricted stock, restricted stock units and stock appreciation rights that may qualify for the performance based exception of Section 162(m), subject to other requirements. For 2007, one officer exceeded the Section 162(m) $1.0 million dollar limitation. We reviewed Mr. McAllister’s compensation in light of his achievements and determined that these achievements, along with our compensation philosophy, should result in the compensation awarded in spite of the Section 162(m) limitation.

As a general matter, we always take into account the various tax and accounting implications of compensation vehicles employed by the Company. When determining amounts of Long-Term Incentive grants to executives and employees, the Compensation Committee examines the accounting cost associated with the grants. Under Statement of Financial Accounting Standard 123 (revised 2004), grants of stock options, restricted stock, restricted stock units and other share-based payments result in an accounting charge for the Company. The accounting charge is equal to the fair value of the instruments being issued. For restricted stock and restricted stock units (our predominant instruments for executives), the cost is equal to the fair value of the stock on the date of grant times the number of shares or units granted. This expense is amortized over the requisite service period, or vesting period of the instruments.

Stock Ownership Guidelines

The executive officers of the Company own shares of the Company outright and in addition have the conditional right to receive deferred shares as shown below. These stock ownership ranges vastly exceed competitive guidelines and therefore, we feel there is no need for such guidelines.

As of the Record Date, stock ownership by officers was as follows:

			Unvested	Vested		% of 2008
	Common	401(k)	Restricted	Stock	Total Stock	Base
Name	Stock(1)$	Shares(1)$	Stock(1)$	Options(2)$	Ownership$	Salary

McAllister, Francis R.	2,673,912	297,504	7,658,717	0	10,630,133	1701%
Lang, Stephen A.(3)	0	0	0	0	0	N/A
Wing, Gregory A.	116,164	0	1,325,083	33,300	1,474,547	536%
Stark, John R.	239,012	152,101	1,527,941	0	1,919,054	640%
Ackerman, Terrell I.	234,417	110,812	699,213	0	1,044,442	454%

(1)	Values are based on the Record Date closing price of $15.47

(2)	Values are based on the Record Date closing price of $15.47 less the Grant Price value.

(3)	Stephen A. Lang was the Company’s Executive Vice President and Chief Operating Officer until his resignation, effective December 14, 2007.

The Company also maintains a policy that prohibits executives from holding company securities in a margin account or pledging company securities as collateral for a loan. An exception exists is if the executive requests prior approval from the Company to pledge securities as collateral for a loan (but not for margin accounts) and the executive can demonstrate the financial capacity to repay the loan without resort to the pledged securities. Currently, no officers have any securities pledged for such a loan as discussed above.

Timing and Pricing of Equity Grants

Stillwater Mining has adopted a policy on stock option grants that includes the following provisions relating to the timing of option grants:

•	Except for inducement grants for new executives, officers will not receive stock options.

•	The grant date for all inducement grants is the date an officer becomes an employee.

•	Stillwater Mining executives do not have any role in selecting the grant date.

•	The exercise price is the closing price of the underlying Common Stock on the grant date.

•	Stock option awards are promptly announced on a Form 4.

We have utilized a 90 day closing price stock averaging formula in determining annual equity grants of restricted stock since 2005. The ending date of the 90 day average is the date of Compensation Committee approval, which is also the effective date of the grant. We feel this type of formula presents a fairer representation of stock price performance.

The Company did not grant any stock options or stock appreciation rights to its Chief Executive Officer or other executive officers during 2007, or in the first quarter of 2008. The Company has not granted annual stock options to officers since 2002, except for hire on grants for new officers. The granting of stock options for new officers is expected to continue and would be based upon market closing price on date of Board approval. Prior to 2004 stock options were granted to officers on the date of committee and board approval and at market closing prices.

Adjustment or Recovery of Awards

The Company does not maintain any specific policies that provide for adjustment or recovery of awards in the event that performance on which such awards are based are adjusted

In addition, under Section 304 of Sarbanes-Oxley, if the Company is required to restate its financials due to material non-compliance with any financial reporting requirements as a result of misconduct, the CEO and CFO must reimburse the Company for (1) any bonus or other incentive-based or equity-based compensation received during the 12 months following the first public issuance of the non-complying document, and (2) any profits realized from the sale of securities of the Company during those 12 months.

Consideration of Prior Amounts Realized

In accordance with of the Company’s philosophy of rewarding executives for future superior performance, prior stock compensation gains are not considered in setting future compensation levels

Reasonableness of Compensation

After considering all components of the compensation paid to the named executive officers, the Compensation Committee has determined that the compensation is reasonable and not excessive. We base this decision on the following items, among others:

•	Variable, performance based pay represents, on average, 75% of the total compensation at target for the named executive officers that they could earn for fiscal 2007.

•	The executive officers have no defined benefit pension plan entitlement.

•	The total compensation levels for the named executive officers are comparable with the median of the total compensation levels at the comparator companies in the study.

•	In 2007, retention was of upmost importance to our compensation philosophy, and the levels and types of awards that were made furthered the goal of maintaining a strong executive team critical to the long-term success of the Company.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors of Stillwater Mining Company has reviewed and discussed with the Company’s management the section entitled “Compensation Discussion and Analysis” to be included in the Company’s 2007 Annual Meeting Proxy Statement. Based on the review and discussion referred to above, the Committee has recommended to the Company’s Board of Directors, and the Board of Directors has approved, such section to be included in the Proxy Statement.

Steven S. Lucas, Chairman
Joseph P. Mazurek
Craig L. Fuller

2007 SUMMARY COMPENSATION TABLE

The following table sets forth the compensation paid to the Company’s Chief Executive Officer, Chief Financial Officer, and the Company’s three other most highly compensated executive officers for 2007 (the “named executive officers”).

						Non-Equity
						Incentive
				Stock	Option	Plan	All Other
		Salary	Bonus	Awards	Awards	Compensation	Compensation
Name and Principal		(1)(2)	(3)	(4)	(5)	(3)	(6)	Total
Position	Year	($)	($)	($)	($)	($)	($)	($)

Francis R. McAllister	2007	600,000		2,282,128			85,811	2,967,939
Chairman and Chief	2006	580,000	138,040	1,811,111		552,160	77,514	3,158,825
Executive Officer
Stephen A. Lang(7)	2007	380,306		(343,965)			56,207	92,548
Executive Vice President	2006	315,000	64,260	455,757	12,778	257,040	45,209	1,150,044
Gregory A. Wing	2007	275,000		337,739			7,519	620,258
Chief Financial Officer	2006	262,500	35,700	201,788	31,078	142,800	11,095	684,961
John R. Stark	2007	300,000		459,367			36,189	795,556
Vice President, Human	2006	275,000	37,400	446,535		149,600	38,636	947,171
Resources, Secretary and Corporate Counsel
Terrell I. Ackerman	2007	230,000		204,187			28,858	463,045
Vice President,	2006	220,000	29,920	174,289		119,680	31,566	575,455
Processing Operations

(1)	Amounts include non-qualified plan deferrals of $80,125 and $115,000 for Francis R. McAllister, $17,400 and $45,829 for Stephen A. Lang, $15,200 and $28,470 for John R. Stark, and $0 and $14,960 for Terrell I. Ackerman for 2006 and 2007 respectively.

(2)	Amounts include December deferrals not transferred until January of the following year of $3,625 and $5,000 for Francis R. McAllister, $788 and $2,693 for Stephen A. Lang, and $688 and $750 for John R. Stark for 2006 and 2007 respectively.

(3)	These reflect amounts payable pursuant to our annual incentive plan. The 20% discretionary portion is reflected in the “Bonus” column, while the amounts reflected in the “Non-Equity Incentive Plan Compensation” column are pursuant to the formula based portion.

(4)	Value is based on amount of compensation expense recognized on financial statements in accordance with FAS 123R in 2006 and 2007 for RSUs issued in 2004, 2005, 2006 and 2007 for Francis R. McAllister, Stephen A. Lang, Gregory A. Wing, John R. Stark and Terrell I. Ackerman. Assumptions are detailed in the 10Q’s filed for 2006 and 2007.

(5)	Value is based on amount of compensation expense recognized on financial statements in accordance with FAS 123R for options vested in 2006 of 16,667 options for Stephen A. Lang and 10,000 options for Gregory A. Wing. Assumptions are detailed in the 10Q’s filed for 2006.

(6)	2007 amounts included are detailed in the table below:

	Excess Life	401k Match	409A Match	Vehicle	Total

Francis R. McAllister	3,810	13,500	63,912	4,589	85,811
Stephen A. Lang	1,762	13,500	28,596	12,349	56,207
Gregory A. Wing	2,559	—	—	4,960	7,519
John R. Stark	2,795	13,500	15,675	4,219	36,189
Terrell I. Ackerman	1,122	13,500	9,276	4,960	28,858

(7)	Stephen A. Lang was the Company’s Executive Vice President and Chief Operating Officer until his resignation, effective December 14, 2007. As a result, certain restricted stock unit awards were forfeited and amounts that had been expensed in previous years were reversed in 2007.

2007 GRANTS OF PLAN BASED AWARDS

The following table sets forth the grants of awards under the Company’s 2004 Equity Incentive Plan to the Company’s Chief Executive Officer and other named executive officers in 2007.

					All
					Other
					Stock	Grant
					Awards:	Date Fair
					Number	Value of
		Estimated Possible Payouts			of	Stock
		Under			Shares	and
		Non-Equity Incentive Plan Awards(1)			of Stock	Option
	Grant	Threshold	Target	Maximum	or Units	Awards
Name	Date	($)	($)	($)	(#)	(2)

Francis R. McAllister	2/22/2007	210,000	420,000	840,000	218,524	3,197,006
Stephen A. Lang(3)	2/22/2007	114,092	228,184	456,367	0	0
Gregory A. Wing	2/22/2007	55,000	110,000	220,000	34,615	506,417
John R. Stark	2/22/2007	60,000	120,000	240,000	38,854	568,434
Terrell I. Ackerman	2/22/2007	46,000	92,000	184,000	20,722	303,163

(1)	Reflects possible range of payouts under the Annual Incentive Plan.

(2)	Amounts are based on the closing price on February 22, 2007 of $14.63.

(3)	Stephen A. Lang was the Company’s Executive Vice President and Chief Operating Officer until his resignation, effective December 14, 2007.

EXECUTIVE COMPENSATION, OTHER COMPENSATION AND POTENTIAL
PAYMENTS INFORMATION

Employment Agreements

The Company has employment agreements with Francis R. McAllister, Stephen A. Lang, Gregory A. Wing, John R. Stark, and Terrell I. Ackerman.

Francis R. McAllister.  The Company entered into an employment agreement with Francis R. McAllister which became effective on February 12, 2001, and was amended on July 17, 2001. The agreement had an initial term ending February 11, 2004, which term is continued for subsequent one-year periods unless terminated, provided that following a change of control, the term will continue for no less than 24 additional months. It is terminable by the Company or Mr. McAllister at any time upon written notice. Mr. McAllister’s agreement provides for, among other things:

•	an annual base salary of $500,000, which was increased to 550,000 on January 1, 2005, increased to $580, 000 on January 1, 2006, increased to $600,000 on January 1, 2007, increased to $625,000 on January 1, 2008; and

•	a performance based cash bonus to be determined by the Board, with a target of 50% of base salary, a maximum of which is 100% of base salary , which was increased on April 27, 2007, to 70% of base salary, with a maximum of 140% of base salary and with no guaranteed minimum payment.

If Mr. McAllister is terminated by the Company without cause (as defined below) or if he resigns voluntarily for good reason (as defined below), at any time other than within two years following a change of control (as defined below), he is entitled upon signing a release of claims against the Company, to the following:

•	a pro rata portion of the target bonus for the year in which his termination occurs;

•	an amount equal to two times the sum of his annual base salary and target annual bonus, each as in effect as of the date of his termination, which amount will be paid in equal installments over 24 months from the date of termination;

•	continued participation in the Company’s employee benefit plans and policies for a period of 24 months or until he receives similar coverage from a subsequent employer; and

•	accelerated vesting of any unvested restricted stock.

If the Company terminates Mr. McAllister’s employment without cause or if he resigns voluntarily for good reason, within two years following a change of control, then in lieu of the payments and benefits described above, Mr. McAllister will be entitled to the following:

•	a lump sum cash payment in an amount equal to three times his annual base salary and three times the higher of (x) his target bonus or (y) his annual bonus paid for the most recent calendar year;

•	continued participation in the Company’s benefit plans and policies for a period of three years or less if he receives similar benefits from subsequent employment; and

•	accelerated vesting of any unvested restricted stock.

Mr. McAllister will be entitled to receive a tax gross-up payment to fully offset the effect of any excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended from time to time (the “Code”), if his after-tax benefit (assuming he received such payment) is at least $20,000 greater than the after-tax benefit he would have received if he did not receive the tax gross-up payment. The employment agreement also contains a customary non-disclosure covenant, a one-year covenant not to compete and not to solicit employees of the Company, an agreement by the Company to indemnify Mr. McAllister, as permitted by law, against any claim resulting from the performance of his duties as an officer or director of the Company, and an agreement by the Company to use commercially reasonable efforts to obtain and maintain customary directors’ and officers’ liability insurance covering Mr. McAllister.

Stephen A. Lang.  Stephen A. Lang’s employment agreement became effective on September 2, 2003, and has an initial term ending on September 1, 2005. The Agreement is to be continued from year to year unless altered or terminated. The agreement provides for:

•	an initial base salary of $275,000, which was increased to $300,000 on January 1, 2005, increased to $315,000 on January 1, 2006, increased to $350,000 on January 1, 2007; and

•	a performance based cash bonus to be determined by the Board, with a target of 40% and a cap of 80%, which was increased on April 27, 2007, to 60% of base salary, with a maximum of 120% of base salary and with no guaranteed minimum payment.

If the Company terminates Mr. Lang’s employment without cause (as defined below) or if he resigns voluntarily for good reason (as defined below), at any time other than within two years following a change of control (as defined below), Mr. Lang will be entitled to:

•	a pro rata portion of his target bonus for the year of his termination;

•	an amount equal to his annual base salary, as in effect as of the date of his termination, which amount will be paid in equal semi-monthly installments over 12 months from the date of termination;

•	continued participation in the Company’s employee benefit plans and policies for a period of 12 months, until he receives similar coverage from a subsequent employer; and

•	accelerated vesting of any unvested restricted stock.

If the Company terminates Mr. Lang without cause or if he resigns voluntarily for good reason within two years following a change of control, then in lieu of the payments and benefits described above, Mr. Lang will be entitled to the following:

•	a pro rata portion of his target bonus for the year of his termination;

•	a lump sum cash payment in an amount equal to two times the sum of his annual base salary and two times the higher of (x) his target bonus or (y) his annual bonus paid for the most recent calendar year;

•	continued participation in the Company’s employee benefit plans and policies for a period of 24 months, until he receives similar benefits from a subsequent employer; and

•	accelerated vesting of any unvested restricted stock.

Mr. Lang will be entitled to receive a tax gross-up payment to fully offset the effect of any excise tax imposed under Section 4999 of the Code, if his after-tax benefit (assuming he received such payment) is at least $20,000 greater than the after-tax benefit he would have received if he did not receive the tax gross-up payment. The employment agreement also contains a customary non-disclosure covenant, a one-year covenant not to compete and not to solicit employees of the Company, an agreement by the Company to indemnify Mr. Lang, as permitted by law, against any claim resulting from the performance of his duties as an officer of the Company, and an agreement by the Company to use commercially reasonable efforts to obtain and maintain customary directors’ and officers’ liability insurance covering Mr. Lang.

Gregory A. Wing.  Gregory A. Wing’s employment agreement became effective on March 22, 2004, and has an initial term ending on March 21, 2005. The agreement is to be continued from year to year unless altered or terminated; provided that, following a change of control (as defined below), the term will continue for no less than 24 additional months. The agreement provides for:

•	an initial base salary of $250,000 which was increased on January 1, 2005, to $262,500 on January 1, 2006, to $275,000 on January 1, 2007, and increased to $290,000 on January 1, 2008; and

•	a performance based cash bonus to be determined by the Board, with a target of 30% of base salary and a cap of 60% of base salary, which was increased on April 27, 2007, to 40% of base salary, with a maximum of 80% of base salary and with no guaranteed minimum payment.

If the Company terminates Mr. Wing’s employment without cause (as defined below) or if he resigns voluntarily for good reason (as defined below), at any time other than within two years following a change of control, Mr. Wing will be entitled to:

•	a pro rata portion of his target bonus for the year of his termination;

•	an amount equal to his annual base salary, as in effect as of the date of his termination, which amount will be paid in equal semi-monthly installments over 12 months from the date of termination;

•	continued participation in the Company’s employee benefit plans and policies for a period of 12 months, until he receives similar coverage from a subsequent employer; and

•	accelerated vesting of any unvested stock options and restricted stock.

If the Company terminates Mr. Wing’s employment without cause, or if Mr. Wing resigns voluntarily for good reason, within two years of the change of control, Mr. Wing will be entitled to:

•	a pro rata portion of his target bonus for the year of his termination;

•	a lump sum cash payment in an amount equal to 1.5 times the sum of his annual base salary and 1.5 times the higher of (x) his target bonus or (y) his annual bonus paid for the most recent calendar year;

•	continued participation in the Company’s employee benefit plans and policies for a period of 18 months, until he receives similar benefits from a subsequent employer; and

•	accelerated vesting of stock options and restricted stock, with the options remaining exercisable for a period of ten years from the grant date.

Mr. Wing will be entitled to receive a tax gross-up payment to fully offset the effect of any excise tax imposed under Section 4999 of the Code if his after-tax benefit (assuming he received such payment) is at least $20,000 greater than the after-tax benefit he would have received if he did not receive the tax gross-up payment. The employment agreement also contains a customary non-disclosure covenant and a one-year covenant not to compete.

John R. Stark.  John R. Stark’s employment agreement became effective on July 17, 2001 and had an initial term ending on December 31, 2001. An Addendum to Employment Agreement was made November 18, 2002, increasing his base salary from $170,000 to $220,000. The agreement is to be continued from year to year unless altered or terminated; provided that, following a change of control (as defined in the agreement), the term will continue for no less than 24 additional months. The agreement provides for:

•	an initial base salary of $240, which was increased to $260,000 on January 1, 2005, increased to $275,000 on January 1, 2006, increased to $300,000 on January 1, 2007, increased to $320,000 on January 1, 2008; and

•	a performance based cash bonus to be determined by the Board, with a target of 30% of base salary and a cap of 60% of base salary, which was increased on April 27, 2007, to 40% of base salary, with a maximum of 80% of base salary and with no guaranteed minimum payment.

If the Company terminates Mr. Stark’s employment without cause (as defined below) or if he resigns voluntarily for good reason (as defined below), at any time other than within two years following a change of control, Mr. Stark will be entitled to an amount equal to the sum of his annual base salary and target annual bonus, each as in effect as of the date of his termination, which amount will be paid in equal installments over 12 months from the date of termination. In addition, any unvested restricted stock would immediately vest.

If the Company terminates Mr. Stark’s employment without cause, or if Mr. Stark resigns voluntarily for good reason, within two years of a change of control, Mr. Stark will be entitled to:

•	a lump sum payment equal to 1.5 times the sum of (x) his annual base salary at the rate in effect immediately prior to the change of control or on the date of termination, whichever is higher and (y) his target bonus in effect immediately prior to the change of control or on the termination date, whichever is higher;

•	continued participation in the Company’s employee benefit plans and policies for a period of 18 months or until he receives similar coverage for subsequent employment; and

•	accelerated vesting of any unvested restricted stock.

Mr. Stark will be entitled to receive a tax gross-up payment to fully offset the effect of any excise tax imposed under Section 4999 of the Code if his after-tax benefit (assuming he received such payment) is at least $20,000 greater than the after-tax benefit he would have received if he did not receive the tax gross-up payment. The employment agreement also contains a customary non-disclosure covenant and a one-year covenant not to compete.

Terrell I. Ackerman.  Terrell I. Ackerman’s agreement became effective on May 8, 2002 and had an initial term ending on December 31, 2002. The term is to be continued from year to year unless altered or terminated; provided that, following a change of control, the terms will continue for no less than 24 additional months. The agreement entitles Mr. Ackerman to receive:

•	an initial base salary of $190,000 which was increased to $210,000 on January 1, 2005, to $220,000 on January 1, 2006, to $230,000 on January 1, 2007, to $245,000 on January 1, 2008; and

•	a performance based cash bonus to be determined by the Board, with a target of 30% of base salary and a cap of 60% of base salary, which was increased on April 27, 2007, to 40% of base salary, with a maximum of 80% of base salary and with no guaranteed minimum payment.

If the Company terminates Mr. Ackerman’s employment without cause or if Mr. Ackerman resigns voluntarily for good reason, at any time other than within two years following a change of control, Mr. Ackerman is entitled to an amount equal to the sum of his annual base salary and target annual bonus, each as in effect as of the date of his termination. This amount will be paid in equal installments over 12 months from the date of termination. In addition, any unvested restricted stock would immediately vest.

If the Company terminates Mr. Ackerman’s employment without cause, or if Mr. Ackerman resigns for good reason, within two years of a change of control, he will be entitled to:

•	a lump sum payment equal to 1.5 times the sum of (x) his annual base salary at a rate in effect immediately prior to the change of control or on the date of termination, whichever is higher, plus (y) his target bonus in effect immediately prior to the change of control or on the termination date, whichever is higher;

•	continued participation in the Company’s employee benefit plans and policies for a period of 18 months or until he receives similar coverage from a subsequent employer; and

•	accelerated vesting of any unvested restricted stock.

Mr. Ackerman will be entitled to receive a tax gross-up payment to fully offset the effect of any excise tax imposed under Section 4999 of the Code if his after-tax benefit (assuming he received such payment) is at least $20,000 greater than the after-tax benefit he would have received if he did not receive the tax gross-up payment. The agreement also contains a customary non-disclosure covenant and a one-year covenant not to compete.

Definitions of Terms affecting Potential Payment Upon Termination or Change in Control.  The following are definitions contained in the officer employment contracts;

Key Definitions

Good Reason	Substantial and material reduction in the nature or status of position, duties or responsibilities (including failure to report directly to Chairman/CEO);

Decrease in base salary or target bonus percentage (other than across the board percentage reduction);

Material breach by the Company regarding any payment or obligation due officer which remains uncured after 10 business days notice;

Material reduction in aggregate benefits under the Company’s benefit plans (other than across the board reduction);

Failure to secure successor’s express assumption of agreement;

Discontinuance of the Company’s business;

Relocation out of Montana.

Change in Control	Any person acquires 30% or more of issued and outstanding voting equity;

Director composition change of 50% or more (unapproved by 2/3’s of “incumbent directors”);

Merger, consolidation, sale of all or substantially all assets or other transaction approved by stockholders unless (i) 55% or more continuing ownership, or (ii) a recapitalization in which no person owns 30% or more of combined voting power; or

Upon stockholder approved plan of dissolution or sale of all or substantially all company’s assets, unless 60% of combined voting power held by company’s stockholders in similar proportion as before sale; but in any case

No change in control if stockholders retain proportionate ownership of post transaction business entity which owns assets.

Cause	Misfeasance or nonfeasance of duty by officer that intends to, or does, injure reputation of the Company or its business or relationships;

Conviction of, or plea of nolo contendre to, any felony or crime involving moral turpitude;

Prior to a change in control, willful and continued failure to substantially perform duties (except by reason of physical or mental incapacity) after notice and 15 days to cure;

Prior to a change in control, dishonesty by officer in performance of duties;

Prior to a change in control, willful and material breach of restrictive covenants.

Disability	Physical or mental incapacity renders officer unable to perform duties for period of 180 consecutive days, and (ii) a determination regarding disability is made by health professional mutually acceptable to both parties.

2007 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

No options were exercised by the Company’s Chief Executive Officer or the other named executive officers in 2007. The following table sets forth information with respect to the Company’s Chief Executive Officer and other named executive officers concerning the number and value of unexercised options and unvested restricted stock held as of December 31, 2007. The Company has not granted any stock appreciation rights.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards				Stock Awards
						Market
					Number	Value of
					of Shares	Shares or
	Number of	Number of			or Units	Units of
	Securities	Securities			of Stock	Stock
	Underlying	Underlying			That	That
	Unexercised	Unexercised	Option		Have Not	Have Not
	Options	Options	Exercise	Option	Vested	Vested
	(#)	(#)	Price	Expiration	(1)	(2)
Name	Exercisable	Unexercisable	($)	Date	(#)	($)
(a)	(b)	(c)	(e)	(f)	(g)	(h)

Francis R. McAllister	10,000			1/9/2011
	75,000			2/12/2011
	156,250			1/2/2012
					108,911	1,052,080
					167,634	1,619,344
					218,524	2,110,942
Stephen A. Lang(3)	50,000			12/14/2009
Gregory A. Wing	30,000			3/22/2014
					27,228	263,022
					23,812	230,024
					34,615	334,381
John R. Stark	10,000			9/27/2009
	2,250			1/14/2010
	10,000			1/11/2011
	28,333			1/2/2012
					32,178	310,839
					27,736	267,930
					38,854	375,330
Terrell I. Ackerman	10,000			3/6/2010
	8,000			1/11/2011
	10,563			1/2/2012	12,475	120,509
					12,001	115,930
					20,722	200,175

(1)	Amounts include Restricted Stock Awards of 108,911, 167,634 and 218,524 for Francis R. McAllister; 27,228, 23,812 and 34,615 for Gregory A. Wing; 32,178, 27,736 and 38,854 for John R. Stark; and 12,475, 12,001 and 20,722 for Terrell I. Ackerman vesting on May 3, 2008, April 27, 2009 and February 22, 2010 respectively.

(2)	Fair Value is based on the December 31, 2007 closing price of $9.66.

(3)	Stephen A. Lang was the Company’s Executive Vice President and Chief Operating Officer until his resignation, effective December 14, 2007.

2007 OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
	Number of Shares
	Acquired on	Value Realized on	Number of Shares	Value Realized on
	Exercise	Exercise	Acquired on Vesting	Vesting
Name	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)

Francis R. McAllister	0	0	218,580	3,127,880
Stephen A. Lang	0	0	32,400	463,644
Gregory A. Wing	0	0	11,320	161,989
John R. Stark	0	0	62,450	893,660
Terrell I. Ackerman	0	0	23,420	335,140

PENSION BENEFITS

We do not sponsor or maintain a defined benefit pension plan for the benefit of the named executive officers.

2007 NON-QUALIFIED DEFERRED COMPENSATION

The following table sets forth the non-qualified deferred compensation paid to the named executive officers in 2007.

	Executive	Registrant
	Contributions in	Contributions in	Aggregate	Aggregate	Aggregate
	Last FY	Last FY	Earnings in	Withdrawals/	Balance at
	(1)(2)	(3)(4)	Last FY	Distributions	Last FYE
Name	($)	($)	($)	($)	($)

Francis R. McAllister	120,000	63,912	10,738	0	331,359
Stephen A. Lang	48,522	28,596	(73)	0	112,549
Gregory A. Wing	0	0		0	0
John R. Stark	29,220	15,675	3,248	0	74,868
Terrell I. Ackerman	14,960	9,276	838	0	31,306

(1)	Amounts include non-qualified deferrals of non-equity incentive plan awards for 2006 performance paid in 2007 in the amounts of $25,704 for Stephen A. Lang, $11,220 for John R. Stark and $14,960 for Terrell I. Ackerman.

(2)	Amounts have been previously reported in the “Salary” column of the Summary Compensation Table.

(3)	Amounts include company match paid in relation to non-equity incentive plan awards for 2006 performance paid in 2007 of $32,552 for Francis R. McAllister, $8,739 for Stephen A. Lang, $673 for John R. Stark and $898 for Terrell I. Ackerman.

(4)	Amounts have been previously reported in the “All Other Compensation” column of the Summary Compensation Table.

In February 2006, Stillwater Mining Company adopted the 409A Nonqualified Deferred Compensation Plan, providing each executive officer an opportunity to make pre-tax deferrals to the plan of up to 60% of their base salary, up to 100% of their cash bonus, and up to 100% of any restricted stock unit awards granted. Deferral elections are irrevocable and effective for a full plan year. In addition, the Company will credit the executive officer with “matching” contributions of up to 6% of their compensation, offset by any match the officer has received from the Company and contributed to the qualified 401(k) plan on the executive officer’s behalf. The executive officer’s deferrals are always 100% vested, while the Company matching contributions are 100% vested after 3 (three) years of service. Accounts are credited with earnings or losses equal to certain investment options available through the plan. Contributions may be, as selected by the officer, allocated to certain accounts and distributed upon:

•	Retirement

•	In-Service account date

•	Separation from service (other than Retirement, Disability or death)

•	Disability or death

•	An unforeseeable emergency

•	A change-in-control of the Company

The executive officer must elect the distribution method, either lump sum or annual installments, for each account (Retirement and In-Service accounts) at the time the account is first established. All other distributions are made in a lump-sum payment, and changes to the time and form of a payout election may only be made by making a redeferral election pursuant to Internal Revenue Code 409A (IRC 409A).

This plan is intended to comply with IRC 409A and as such, all executive officer and company contributions remain assets of the Company and subject to creditors, until such time distribution is made to the executive officer.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

The following tables quantify benefits to which each officer would be entitled under certain termination or change in control (“CIC”) events in each case, if the termination or CIC event occurred on December 31, 2007.

Francis R. McAllister

								Termination
								Without
								Cause or
								with Good	Involuntary
								Reason	or Good
								Prior to CIC	Reason
								or More	Termination
								Than 24	Upon or
		For						Months	within 24
Executive Benefits and	Voluntary	Cause	Early	Normal			CIC (no	After CIC,	Months
Payments Upon Termination	Termination	Termination	Retirement	Retirement	Disability	Death	Termination)	or Non-Renewal	After CIC

Severance Payments
Base Salary	0	0	0	0	0	147,945	0	1,200,000	1,800,000
Short-Term Incentive	0	0	0	0	0	0	0	840,000	2,070,600
Pro-Rata Bonus(1)	0	0	0	0	0	0	0	0	0
Value of Unvested Equity Awards and Accelerated
Options	0	0	0	0	0	0	0	0	0
Restricted Stock Units(2)	0	0	0	0	4,782,367	4,782,367	4,782,367	4,782,367	4,782,367
Performance Shares	0	0	0	0	0	0	0	0	0
Value of Perquisites and Benefits
Accrued Vacation	46,154	46,154	46,154	46,154	46,154	46,154	0	46,154	46,154
Health & Welfare Benefit Continuation	0	0	0	0	0	0	0	19,518	29,277
Payout of 401(k) Balance(3)	183,769	183,769	183,769	183,769	183,769	183,769	0	183,769	183,769
Payout of 409A Balance(3)	306,276	306,276	306,276	306,276	306,276	306,276	0	306,276	306,276
Death Benefit	0	0	0	0	0	350,000	0	0	0
280G Impact
Gross-Up	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	2,377,599

	536,199	536,199	536,199	536,199	5,318,566	5,816,511	4,782,367	7,378,083	11,596,041

(1)	Assumes executive was terminated on December 31, 2007, and was fully entitled to 2007 bonus which is reflected in the Summary Compensation Table.

(2)	Value is based on the December 31, 2007, closing price of $9.66.

(3)	Amounts include executive’s contributions and company match and have been disclosed previously in our current Summary Compensation Table as well as prior year’s Summary Compensation Tables.

Stephen A. Lang

As a result of Mr. Lang’s resignation effective December 14, 2007, he was not entitled to payments due to certain termination or CIC events. Mr. Lang was paid for accrued vacation in the amount of $45,861.72, and had a 401(k) balance of $183,769 and a 409A balance of $306,276 as of December 31, 2007. Mr. Lang was not paid severance upon termination

Gregory A. Wing

								Termination
								Without
								Cause or
								with Good	Involuntary
								Reason	or Good
								Prior to CIC	Reason
								or More	Termination
								Than 24	Upon or
		For						Months	within 24
Executive Benefits and	Voluntary	Cause	Early	Normal			CIC (no	After CIC,	Months
Payments Upon Termination	Termination	Termination	Retirement	Retirement	Disability	Death	Termination)	or Non-Renewal	After CIC

Severance Payments
Base Salary	0	0	0	0	0	67,808	0	275,000	412,500
Short-Term Incentive	0	0	0	0	0	0	0	110,000	267,750
Pro-Rata Bonus(1)	0	0	0	0	0	0	0	0	0
Value of Unvested Equity Awards and Accelerated
Options	0	0	0	0	0	0	0	0	0
Restricted Stock Units(2)	0	0	0	0	827,427	827,427	827,427	827,427	827,427
Performance Shares	0	0	0	0	0	0	0	0	0
Value of Perquisites and Benefits
Accrued Vacation	21,154	21,154	21,154	21,154	21,154	21,154	0	21,154	21,154
Health & Welfare Benefit Continuation	0	0	0	0	0	0	0	12,125	18,188
Payout of 401(k) Balance(3)	0	0	0	0	0	0	0	0	0
Payout of 409A Balance(3)	0	0	0	0	0	0	0	0	0
Death Benefit	0	0	0	0	0	350,000	0	0	0
280G Impact
Gross-Up	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a

	21,154	21,154	21,154	21,154	848,581	1,266,390	827,427	1,245,707	1,547,019

(1)	Assumes executive was terminated on December 31, 2007, and was fully entitled to 2007 bonus which is reflected in the Summary Compensation Table.

(2)	Value is based on the December 31, 2007, closing price of $9.66.

(3)	Amounts include executive’s contributions and company match and have been disclosed previously in our current Summary Compensation Table as well as prior years Summary Compensation Tables.

John R. Stark

								Termination
								Without
								Cause or
								with Good	Involuntary
								Reason	or Good
								Prior to CIC	Reason
								or More	Termination
								Than 24	Upon or
		For						Months	within 24
Executive Benefits and	Voluntary	Cause	Early	Normal			CIC (no	After CIC,	Months
Payments Upon Termination	Termination	Termination	Retirement	Retirement	Disability	Death	Termination)	or Non-Renewal	After CIC

Severance Payments
Base Salary	0	0	0	0	0	73,973	0	300,000	450,000
Short-Term Incentive	0	0	0	0	0	0	0	120,000	180,000
Pro-Rata Bonus(1)	0	0	0	0	0	0	0	0	0
Value of Unvested Equity Awards and Accelerated
Options	0	0	0	0	0	0	0	0	0
Restricted Stock Units(2)	0	0	0	0	954,099	954,099	954,099	954,099	954,099
Performance Shares	0	0	0	0	0	0	0	0	0
Value of Perquisites and Benefits
Accrued Vacation	23,077	23,077	23,077	23,077	23,077	23,077	0	23,077	23,077
Health & Welfare Benefit Continuation	0	0	0	0	0	0	0	0	16,709
Payout of 401(k) Balance(3)	232,607	232,607	232,607	232,607	232,607	232,607	232,607	232,607	232,607
Payout of 409A Balance(3)	72,715	72,715	72,715	72,715	72,715	72,715	72,715	72,715	72,715
Death Benefit	0	0	0	0	0	350,000	0	0	0
280G Impact
Gross-Up	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a

	328,399	328,399	328,399	328,399	1,282,498	1,706,470	1,259,421	1,702,498	1,929,207

(1)	Assumes executive was terminated on December 31, 2007, and was fully entitled to 2007 bonus which is reflected in the Summary Compensation Table.

(2)	Value is based on the December 31, 2007, closing price of $9.66.

(3)	Amounts include executive’s contributions and company match and have been disclosed previously in our current Summary Compensation Table as well as prior years Summary Compensation Tables.

Terrell I. Ackerman

								Termination
								Without
								Cause or
								with Good	Involuntary
								Reason	or Good
								Prior to CIC	Reason
								or More	Termination
								Than 24	Upon or
		For						Months	within 24
Executive Benefits and	Voluntary	Cause	Early	Normal			CIC (no	After CIC,	Months
Payments Upon Termination	Termination	Termination	Retirement	Retirement	Disability	Death	Termination)	or Non-Renewal	After CIC

Severance Payments
Base Salary	0	0	0	0	0	54,247	0	220,000	330,000
Short-Term Incentive	0	0	0	0	0	0	0	88,000	132,000
Pro-Rata Bonus(1)	0	0	0	0	0	0	0	0	0
Value of Unvested Equity Awards and Accelerated
Options	0	0	0	0	0	0	0	0	0
Restricted Stock Units(2)	0	0	0	0	436,613	436,613	436,613	436,613	436,613
Performance Shares	0	0	0	0	0	0	0	0	0
Value of Perquisites and Benefits
Accrued Vacation	16,923	16,923	16,923	16,923	16,923	16,923	0	16,923	16,923
Health & Welfare Benefit Continuation	0	0	0	0	0	0	0	0	18,188
Payout of 401(k) Balance(3)	243,587	243,587	243,587	243,587	243,587	243,587	0	243,587	243,587
Payout of 409A Balance(3)	29,323	29,323	29,323	29,323	29,323	29,323	29,323	29,323	29,323
Death Benefit	0	0	0	0	0	350,000	0	0	0
280G Impact
Gross-Up	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a

	289,833	289,833	289,833	289,833	726,446	1,130,692	465,936	1,034,446	1,206,634

(1)	Assumes executive was terminated on December 31, 2007 and was fully entitled to 2007 bonus which is reflected in the Summary Compensation Table.

(2)	Value is based on the December 31, 2007, closing price of $9.66.

(3)	Amounts include executive’s contributions and company match and have been disclosed previously in our current Summary Compensation Table as well as prior years Summary Compensation Tables.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers and persons who own 10% or more of a registered class of the Company’s equity securities to file with the SEC and the NYSE initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Based solely on its review of copies of the Section 16(a) reports and written representations the Company has received, the Company believes that since January 1, 2007, all of its directors, executive officers and 10% stockholders have timely filed all required reports.

POLICY WITH RESPECT TO RELATED PERSON TRANSACTIONS

It is the Company’s policy to generally enter into or ratify related person transactions only when the Board of Directors, acting through the Corporate Governance Committee, determines that the related person transaction in question is in, or is not inconsistent with, the best interests of the Company and its stockholders, including but not limited to situations where the Company may obtain products or services of a nature, quantity or quality, or on other terms, that are not readily available from alternative sources or when the Company provides products or services to related persons (as defined below) on an arm’s length basis on terms comparable to those provided to unrelated third parties or on terms comparable to those provided to employees generally. Therefore, on March 28, 2007, the Board adopted a written Policy and Procedures With Respect to Related Party Transactions.

The policy provides that a “Related Person Transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Company (including any of its subsidiaries) was, is or will be a participant and the amount involved exceeds $120,000, and in which any Related Person had, has or will have a direct or indirect material interest. For purposes of the policy, a “Related Person” means: (i) any person who is, or at any time since the beginning of the Company’s last fiscal year was, a director or executive officer of the Company or Norilsk Nickel or a nominee to become a director of the Company or Norilsk Nickel; (ii) any person who is known to be the beneficial owner of more than 5% of any class of the Company’s voting securities; (iii) any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the director, executive officer, nominee or more than 5% beneficial owner, and any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee or more than 5% beneficial owner; or (iv) any firm, corporation or other entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest.

Prior to entering into the Related Person Transaction the Related Person who desires to engage in such transaction must notify the General Counsel of the material facts and circumstances of the proposed Related Person Transaction, including such party’s relationship to the Company and interest in the transaction and the proposed aggregate value thereof. The General Counsel will assess whether the proposed transaction is a Related Person Transaction for purposes of the policy. If the General Counsel determines that the proposed transaction involves an amount in excess of $120,000 and is a Related Person Transaction, the proposed Related Person Transaction shall be submitted to the Audit Committee for consideration.

The Committee shall consider all of the relevant facts and circumstances available to the Committee, including, but not limited to, the benefits to the Company; the impact on a director’s independence in the event the Related Person is a director, an immediately family member of a director or an entity in which a director is a partner, stockholder or executive officer; the availability of other sources for comparable products or services; the terms of the transaction; and the terms available to unrelated third parties or to employees generally. No member of the Audit Committee shall participate in any review, consideration or approval of any Related Person Transaction with respect to which such member or any of his or her immediate family members is the Related Person. The Committee shall approve only those Related Person Transactions that are in, or are not inconsistent with, the best interests of the Company and its stockholders, as the Committee determines in good faith. The Committee or Chair, as applicable, shall convey the decision to the General Counsel, who shall convey the decision to the appropriate persons within the Company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Crowley, Haughey, Hanson, Toole & Dietrich P.L.L.P, a law firm in which Joseph P. Mazurek, a member of our Board, is a partner, provided legal services to the Company from time to time and provided such services during 2007. Hogan & Hartson L.L.P., a law firm in which Todd D. Schafer, a member of our Board is a partner, provides legal services to Norilsk Nickel from time to time and provided such services during 2007. The Honorable Donald W. Riegle, Jr., a member of our Board, is the Chairman of Government Relations at APCO Worldwide, Inc., a public affairs communications company which provided services to Norilsk Nickel and the Company during 2007. Additionally, Craig L. Fuller, a member of our Board, is the Executive Vice President at APCO Worldwide, Inc.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD

Management has the primary responsibility for the financial statements and the reporting process, including the system of internal accounting controls. The Audit Committee, in their oversight role, has reviewed and discussed the audited financial statements with the Company’s management.

The Company has an Audit Committee comprised of three independent directors, each of whom meets the independence and qualification standards for audit committee membership of the New York Stock Exchange and the Company’s corporate governance guidelines, as determined by the Board. The Audit Committee reviews the accounting principles and procedures of the Company and its annual financial reports and statements, recommends to the Board of Directors the engagement of the Company’s independent registered accounting firm, reviews with the independent registered accounting firm the plans and results of the auditing engagement and considers the independence of the Company’s independent registered accounting firm.

The main function of the Audit Committee is to ensure that effective accounting policies are implemented and that internal controls are put in place in order to deter fraud, anticipate financial risks and promote accurate, high quality and timely disclosure of financial and other material information to the public markets, the Board and the stockholders. The Audit Committee also reviews and recommends to the Board the approval of the annual financial statements and provides a forum, independent of management, where the Company’s independent registered accounting firm can communicate any issues of concern.

The independent members of the Audit Committee believe that the present composition of the Committee accomplishes all of the necessary goals and functions of an audit committee as recommended by the Blue Ribbon Committee on Improving the Effectiveness of Corporate Audit Committees and adopted by the U.S. stock exchanges and the Securities & Exchange Commission. The Audit Committee operates under a formal, written charter approved by the Board. The charter specifies the scope of the Audit Committee’s responsibilities and how it should carry out those responsibilities. The charter is available on the Company’s website.

During 2007, the Audit Committee met 5 (five) times. The Committee was advised, as contemplated by the Sarbanes-Oxley Act of 2002, of all critical accounting policies and practices of the Company. In performing its oversight function, the Committee reviewed with the Company’s independent registered accounting firm such firm’s judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed under the Audit Committee charter and generally accepted auditing standards, including Statement on Auditing Standards Nos. 61 and 90. In addition, the Committee has discussed with the independent registered accounting firm such firm’s independence from management and the Company and received the written disclosures from the independent registered accounting firm required by the Independence Standards Board, Standard No. 1.

The Committee discussed with the Company’s independent registered accounting firm the overall scope and plans for their audit. The Committee met with the independent registered accounting firm, with and without management present, to discuss the results of such firm’s examination and evaluation of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

The Company’s management, the Audit Committee and the Board are fully committed to the review and evaluation of the Company’s procedures and policies designed to assure effective internal control over financial reporting. All steps and disclosures relating to this matter have been and will remain subject to the oversight of the Audit Committee.

In reliance on the reviews and discussions referred to above, and subject to the limitations on the role and responsibilities of the committee set forth in its charter, based on the review of the Company’s financial statements, accounting system and its accounting policies and procedures and discussions with the Company’s independent registered accounting firm for the fiscal year ended December 31, 2007, the Audit Committee recommended to the Board of Directors that the consolidated financial statements for the fiscal year ended December 31, 2007 be included in the Company’s Annual Report on Form 10-K. The Audit Committee also approved the selection of the Company’s independent registered accounting firm for the fiscal year ended December 31, 2007.

As set forth in the Audit Committee charter, one of the Committee’s responsibilities is to benchmark, no less than every five years, the services provided by the Company’s independent registered accounting firm alongside similarly qualified firms. During 2007, the Committee issued a request for proposal to each of the four largest public accounting firms. Three of these firms, including the incumbent, provided proposals for service which were reviewed, and after due deliberation, the Audit Committee concluded to recommend retaining the services of the incumbent firm, KPMG LLP.

Members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by management and the independent registered accounting firm. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that the Company’s independent registered accounting firm is in fact “independent.”

Sheryl K. Pressler, Chairperson
Steven Lucas
Patrick M. James

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT

The following table includes information available to the Company as of March 31, 2008 concerning the beneficial ownership of Common Stock by: (i) stockholders known to the Company to beneficially own more than 5% of the Common Stock; (ii) each person that in the past fiscal year was a director or executive officer of the Company; and (iii) all directors and executive officers of the Company as a group. Unless otherwise indicated, all beneficial owners have sole voting and investment power over the shares held.

	Total	Percent
Name of Beneficial Owner	Amount	of Class

MMC Norilsk Nickel(1)	53,216,029	55.3%
Donald Smith & Co., Inc.(2)	8,448,167	9.1%
Eastbourne Capital Management, L.L.C.(3)	7,483,488	8.1%
Ackerman, Terrell I.(4)	63,354	*
Fuller, Craig L.(5)	20,956	*
James, Patrick M.(6)	41,047	*
Lang, Stephen A.(7)	0	*
Lucas, Steven S.(8)	17,683	*
Mazurek, Joseph P.(9)	27,178	*
McAllister, Francis R.(10)	542,237	*
Pressler, Sheryl K.(11)	25,428	*
Riegle Jr., Donald W.(12)	11,626	*
Schafer, Todd D.	3,741	*
Stark, John R.(13)	108,043	*
Wing, Gregory A.(14)	64,737	*
All directors and executive officers as a group	926,030	*

*	Indicates ownership of less than 1%

(1)	Information is partially based on the Schedule 13D/A filed by Norilsk Nickel with the SEC on September 4, 2003 by Norimet, NN Metal Holdings SA, Norilsk Holding SA, Norilsk Nickel, Vladimir O. Potanin and Mikhail D. Prokhorov. The shares set forth are held directly by Norimet. Each of such other persons and entities, through its ownership and/or control of Norimet, may be deemed to be the beneficial owner of the shares. Additionally, this amount includes up to 3,402,807 shares issuable upon conversion of $80 million aggregate principal amount of 1.875% convertible senior notes due 2028. Theaddress of Norilsk Nickel is Usadba Center, 22, Voznesensky per., Moscow, Russia 103009.

(2)	Information is based on the Schedule 13G filed by Donald Smith & Co., Inc. filed with the SEC on February 8, 2008. The shares set forth are held directly by Donald Smith & Co., Inc. The address of Donald Smith & Co., Inc. is 152 West 57th Street, New York, NY 10019.

(3)	Information is based on the Schedule 13G filed by Eastbourne Capital Management, L.L.C., Richard Jon Barry and Black Bear Offshore Master Fund, L.P. filed with the SEC on March 12, 2008. The shares set forth are held directly by Eastbourne Capital Management, L.L.C. The address of Eastbourne Capital Management, L.L.C. is 1101 Fifth Avenue, Suite 370, San Rafael, CA 94901.

(4)	Includes 28,563 shares issuable upon exercise of vested options, 7,163 shares in his 401(k) Plan and 12,475 shares issuable upon vesting of RSUs on May 3, 2008.

(5)	Includes 15,000 shares issuable upon exercise of vested options.

(6)	Includes 25,000 shares issuable upon exercise of vested options; 9,716 shares in his 409A plan and 6,331 shares held by a trust, of which Mr. James and his wife are trustees.

(7)	Stephen A. Lang was the Company’s Executive Vice President and Chief Operating Officer until his resignation, effective December 14, 2007.

(8)	Includes 7,500 shares issuable upon exercise of vested options and 8,146 shares in his 409A plan.

(9)	Includes 20,000 shares issuable upon exercise of vested options and 6,126 shares in his 409A plan.

(10)	Includes 241,250 shares issuable upon exercise of vested options; 19,231 shares in his 401(k) plan and 108,911 shares issuable upon vesting of RSUs on May 3, 2008.

(11)	Includes 15,000 shares issuable upon exercise of vested options and 6,618 shares in her 409A plan.

(12)	Includes 5,000 shares issuable upon exercise of vested options and 6,126 shares in his 409A plan.

(13)	Includes 50,583 shares issuable upon exercise of vested options; 9,832 shares in his 401(k) plan and 32,178 shares issuable upon vesting of RSUs on May 3, 2008.

(14)	Includes 30,000 shares issuable upon exercise of vested options and 27,228 shares issuable upon vesting of RSUs on May 3, 2008.

PROPOSAL 2:

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

Unless otherwise directed by the stockholders, shares represented by proxy at the meeting will be voted in favor of ratification of the appointment of KPMG LLP as the Company’s independent registered accounting firm for the year ending December 31, 2007. A representative of KPMG LLP is expected to be present at the meeting and will be given an opportunity to make a statement if so desired and to respond to appropriate questions.

The ratification of the appointment of KPMG LLP is being submitted to the stockholders because the Board believes this to be a good corporate practice. Should the stockholders fail to ratify this appointment, the Board will review the matter.

The affirmative vote of a majority of shares present is required for approval of Proposal 3.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF PROPOSAL 2.

Audit and Non-Audit Fees.  The following table presents fees for professional attestation services rendered by KPMG LLP for the audit of the Company’s annual consolidated financial statements and reviews of the quarterly consolidated financial statements for the years ended December 31, 2006, and December 31, 2007, and all other fees billed for other professional services rendered by KPMG LLP.

	2006	2007

Audit Fees(1)	$955,199	$715,286
Audit-Related Fees	$46,309	$14,202
Tax Fees	$0	$0
All Other Fees	$0	$0

(1)	2006 and 2007 audit fees included $143,595 and $130,425, respectively, for IFRS services on behalf of Norilsk Nickel, for which Norilsk Nickel reimburses the Company.

Audit related fees in 2007 principally consisted of fees related to discussions on proposed transactions and in 2006 audit related fees also included audit of financial statements of employee benefit plans.

The Audit Committee of the Board considered all of the fees mentioned above and determined that such fees are compatible with maintaining KPMG LLP’s independence. For more information on the Audit Committee’s Audit and Non-Audit Services Pre-Approval Policy see “Committees — Audit Committee” above.

The Company provides financial information to Norilsk Nickel to facilitate preparation of Norilsk Nickel’s consolidated financial statements presented in accordance with international financial reporting standards. KPMG LLP has been engaged to report upon certain information provided by the Company to Norilsk Nickel. The Audit Committee has approved such services performed by KPMG LLP. Fees for such services are classified as audit fees.

STOCKHOLDER PROPOSALS

The rules of the SEC permit stockholders of a company to present proposals for stockholder action in the Company’s proxy statement where such proposals are consistent with applicable law, pertain to matters appropriate for stockholder action and are not properly omitted by company action in accordance with the proxy rules. The Company’s 2008 Annual Meeting of Stockholders is expected to be held on or about May 8, 2008, and proxy materials in connection with that meeting are expected to be mailed on or about April 11, 2008. Stockholder proposals prepared in accordance with the proxy rules must be received by the Company on or about December 5, 2007. The Stockholders Agreement and the Company’s By-Laws also include procedures to be followed for stockholder proposals for stockholder action, including the nomination of directors.

ADDITIONAL INFORMATION

The Company may satisfy SEC rules regarding delivery of proxy statements and annual reports by delivering a single proxy statement and annual report to an address shared by two or more company stockholders. This delivery method is referred to as “householding” and can result in meaningful cost savings for the Company. In order to take advantage of this opportunity, the Company has delivered only one proxy statement and annual report to multiple stockholders who share an address, unless contrary instructions were received from impacted stockholders prior to the mailing date. We undertake to deliver promptly upon written or oral request a separate copy of the proxy statement and/or annual report, as requested, to a stockholder at a shared address to which a single copy of these documents was delivered. If you hold stock as a registered stockholder and prefer to receive separate copies of a proxy statement or annual report either now or in the future, please send a written request to Stillwater Mining Company, 1321 Discovery Drive, Billings, Montana, 59102, Attention: Secretary. If your stock is held through a broker or bank and you prefer to receive separate copies of a proxy statement or annual report either now or in the future, please contact such broker or bank.

GENERAL

The Board knows of no matters other than the foregoing to be brought before the meeting. The enclosed proxy, however, gives discretionary authority in the event that any additional matters should be presented.

By Order of the Board,

John R. Stark
Corporate Secretary

STILLWATER MINING COMPANY

PROXY SOLICITED ON BEHALF OF THE BOARD FOR
ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 8, 2008.

The undersigned hereby appoints Francis R. McAllister and John R. Stark as proxies with full power of substitution to vote all shares of stock of Stillwater Mining Company of record in the name of the undersigned at the close of business on March 31, 2008 at the Annual Meeting of Stockholders to be held on May 8, 2008 at 1:30 p.m. (Mountain Daylight Time) The Education Center of Zoo Montana, 2100 South Shiloh Road, Billings, Montana 59106 or at any postponements or adjournments, hereby revoking all former proxies.

IMPORTANT — THIS PROXY MUST BE SIGNED AND DATED ON THE REVERSE SIDE. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED ON PROPOSALS 1 AND 2 IN ACCORDANCE WITH THE SPECIFICATION MADE AND “FOR” SUCH PROPOSALS IF THERE IS NO SPECIFICATION.

(Continued and to be voted on reverse side.)

Annual Meeting Proxy Card — Common

A.	Election of Directors

1.	The Board of Directors recommends a vote FOR the eight directors listed below to the Company’s Board of Directors:

	For	Withhold		For	Withhold		For	Withhold

01-Craig L. Fuller			04-Joseph P. Mazurek			07-Donald W. Riegle, Jr.

02-Patrick M. James			05-Francis R. McAllister			08-Todd D. Schafer

03-Steven A. Lucas			06-Sheryl K. Pressler

B.	Issues

2.	The Board of Directors recommends a vote FOR the following proposal:

	For	Against	Abstain

To ratify the appointment of KPMG LLP as the Company’s independent registered accounting firm for 2008

3.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments or postponements thereof.

C.	Authorized Signatures — Sign Here — This section must be completed for your instructions to be executed.

NOTE: PLEASE SIGN NAME(S), EXACTLY AS SHOWN ABOVE. WHEN SIGNING AS EXECUTOR, ADMINISTRATOR OR GUARDIAN, GIVE FULL TITLE AS SUCH. WHEN SHARES HAVE BEEN ISSUED IN THE NAMES OF TWO OR MORE PERSONS, ALL SHOULD SIGN.

Signature 1:

Signature 2:

Date (mm/dd/yy):